AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 24, 2001
                                             REGISTRATION NO: 333-
------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------

                                ECOM CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

             Nevada                               88-0406874
-------------------------------              -------------------
(State or other jurisdiction of               (I.R.S. Employer
incorporation or organization)               Identification No.)

            2078 Prospecter Avenue, Park City, UT         84060
        ---------------------------------------------   ----------
          (Address of principal executive offices)      (Zip Code)

                                (435) 655-0856
                           ---------------------------
                           (Issuer's telephone number)
                    --------------------------------------

                                  Ian Archibald
                             Chief Executive Officer
                              2078 Prospecter Avenue
                               Park City, UT  84060
                    (Name and Address of agent for service)

                                    435-655-0856
         -------------------------------------------------------------
         (Telephone Number, including area code, of agent for service)

                      --------------------------------------
                                 Copies to:
                             Thomas C. Cook, Esq.
                       Thomas C. Cook & Associates, Ltd.
                         4955 South Durango, Suite 214
                            Las Vegas, Nevada  89113
                             Phone:  (702) 952-8520
                             Fax:    (702) 952-8521

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC:

As soon a practicable after the effective date of this registration statement and the consummation of the stock acquisition described in the proxy statement/prospectus included in this registration statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                     --------------------------------------
                         CALCULATION OF REGISTRATION FEE
                     --------------------------------------

                                        PROPOSED    PROPOSED
                                        MAXIMUM     MAXIMUM
                                        OFFERING    AGGREGATE   AMOUNT OF
TITLE OF SECURITIES   AMOUNT TO BE      PRICE       OFFERING    REGISTRATION
TO BE REGISTERED      REGISTERED(1)     PER UNIT    PRICE       FEE (2)
=============================================================================
Common Stock,         4,800,000 shares  $0.11       $528,000    $132.00
par value
$0.001 per share
=============================================================================

(1) This Registration Statement relates to 4,800,000 shares of the Registrant's Common Stock, par value $.001 per share, to be issued upon the effectiveness of this registration statement.

(2) Pursuant to Rule 457(c) of the Securities Act of 1933 (the "Securities Act") the registration fee is calculated on the basis of the average of the bid and ask prices for the Common Stock as quoted on the Over-the-Counter Bulletin Board on October 19, 2001, $0.11.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH
THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS
NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                       ----------------------------------

         PRELIMINARY PROXY STATEMENT/PROSPECTUS, SUBJECT TO COMPLETION

              TRANSACTION PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The boards of directors of eCom Corporation ("eCom") and TTR HP Motorsport Marinesport Racing LLC ("TTR") have unanimously approved a transaction by which eCom would (i) issue shares of its common stock to certain shareholders of TTR in exchange for approximately 15% of the outstanding stock of TTR As a result of the proposed transaction, the shareholders holders of TTR will become shareholders of eCom, owning approximately 17.3% of the common stock of eCom, once the 4,800,000 of eCom common stock is approved and issued for this transaction; and, eCom will beneficially own 15% of TTR. Both boards of directors have determined that the transaction is fair and in the best interests of their respective shareholders.

     eCom shareholders are invited to attend eCom 's special meeting of shareholders to vote on:

The proposal to approve a 4,800,000 shares increase in the number of eCom shares, which shares will be issued in the transaction with TTR shareholders.

The date, time and place of eCom 's special meeting are:

____________________, 2001; 10:00 a.m., local time

At the offices of our corporate counsel:

Thomas C. Cook, Esq.
Thomas C. Cook & Associates, Ltd.
4955 South Durango, Suite 214
Las Vegas, Nevada  89113

We cannot complete the transaction with TTR without the approval of this proposal by holders of a majority of the outstanding shares of eCom common stock.

If the transaction is completed, TTR shareholders will receive 4,800,000 shares of eCom common stock, based on their pro-rata ownership of TTR, such that after the transaction the TTR shareholders will beneficially own 17.3% of the common stock of eCom on a fully diluted basis. eCom 's common stock is quoted on the NASD Bulletin Board under the symbol "ECCM."

     Your vote at the special meeting, in person or by proxy, is very important. Even if you plan to attend the meeting, please mark, sign, and return the enclosed proxy card promptly, so that your shares of common stock are voted at the special meeting. If you do not return your proxy card, the effect will be a vote against the proposals unless you attend the meeting and vote for the proposals. To change your vote, send in a later-dated, signed proxy card to the address on the proxy card. If you do attend the meeting, you can, of course, vote your shares in person.

     This Proxy Statement/Prospectus gives you detailed information about the transaction with TTR HP Motorsport Marinesport Racing LLC. You can also obtain information about eCom, some of which has been expressly incorporated by reference herein, from documents filed with the Securities and Exchange Commission. Please read this entire document carefully.

     We enthusiastically support the transaction and urge you to vote "FOR" each of this proposal.

/s/ Ian Archibald
-----------------------
Chief Executive Officer
eCom Corporation

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE ECOM SECURITIES TO BE ISSUED IN THE TRANSACTION OR DETERMINED IF THIS PROXY STATEMENT/ PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Proxy Statement/Prospectus dated _____________, 2001, and first mailed to shareholders on or about ___________, 2001.

                              ECOM CORPORATION
                           2078 Prospecter Avenue
                            Park City, UT  84060

                NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ________________, 2001

To the Shareholders of eCom Corporation:

     A Special Meeting of the shareholders of eCom Corporation, a Nevada corporation ("eCom "), will be held at eCom 's at the offices of our corporate counsel, Thomas C. Cook, Esq., 4955 South Durango, Suite 214, Las Vegas, Nevada 89113, on _____________, 2001, at 10:00 a.m., local time, for the following purposes:

1) To consider and vote upon a proposal to issue up to 4,800,000 shares of eCom's common stock, which shares will be issued on a pro-rata bases to shareholders of TTR HP Motorsport Marinesport Racing LLC in exchange for
5 percent ownership in TTR HP Motorsport Marinesport Racing LLC.

2) To transact such other business as may properly come before the Special Meeting or any adjournment or postponement, including a proposal to adjourn or postpone the Special Meeting.

    The record date for the Special Meeting is the close of business on _____________, 2001. Only eCom shareholders of record at that time are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement of it.

The holders of a majority of the outstanding shares of eCom common stock must vote in favor of each proposal for them to be approved.

     The attached Proxy Statement/Prospectus contains more detailed information regarding the transaction and includes a copy of the Stock Purchase Agreement.

     Your vote is important. Even if you expect to attend the Special Meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. If no instructions are indicated on your signed proxy, your shares will be voted "FOR" each of the proposals. If you do not return your proxy or vote in person, the effect is a vote against each of the proposals. You can revoke your proxy at any time before it is exercised by giving written notice to the Secretary of eCom, or filing another proxy, or attending the Special Meeting and voting in person.

     The eCom board of directors unanimously recommends that you vote FOR the proposals. Further, the special committee of the eCom board of directors unanimously approved the transaction with TTR and recommends that you vote FOR this proposal.
                                   BY ORDER OF THE BOARD OF DIRECTORS
                                   Laurie Bird Kitts
                                   Secretary

_______________, 2001

                               TABLE OF CONTENTS



Questions and Answers About the Transaction.................        8
Summary.....................................................        9
  The Companies.............................................       10
  eCom 's Special Meeting...................................       10
  Summary of the Transaction................................       10
  Forward-Looking Statements................................       13
  ECom Summary Financial Data..............................        14
  TTR HP Motorsport Marinesport Racing LLC Summary Financial Data 17 Unaudited Pro Forma Condensed Consolidated Financial
     Information............................................       20
  eCom  Special Meeting.....................................       25
  Date, Place and Time......................................       25
  Purpose...................................................       25
  Record Date; Voting Rights; Quorum; Required Vote.........       25
  Recommendation of the Board of Directors of ECom .........       26
  Proxies; Revocation.......................................       26
  Solicitation of Proxies...................................       26
  Proposal No. 1: The Transaction...........................       27
  General...................................................       27
  Closing of the Transaction................................       27
  Background of the Transaction.............................       27
  TTR's Reasons for the Transaction.........................       28
  eCom 's Reasons for the Transaction.......................       28
  Exchange of Shares........................................       29
  Representations and Warranties............................       30
  Certain Covenants.........................................       30
  Interests of Directors and Officers in the Transaction....       31
  Conditions to Completing the Transaction; Waiver..........       31
  Amendment and Termination of the Stock Purchase Agreement;
     Effects of Termination.................................       32
  Expenses and Fees.........................................       32
  Restrictions on Resale of ECom  Common Stock..............       32
  Accounting Treatment of the Transaction...................       33
  Certain Tax Consequences..................................       33
Risk Factors................................................       34
Market for eCom Common Stock................................       36
Business of eCom ...........................................       37
  General...................................................       37
  Subsequent Event..........................................       38
  Recent Event..............................................       39

  Employees...............................................         40
  Properties................................................       40
  Legal Proceedings.........................................       40
Management's Discussion and Analysis of Financial Condition
  and
  Results of Operations for ECom ............................      41
  General...................................................       41
  Results of Operations.....................................       42
  Income Taxes..............................................       42
  Liquidity and Capital Resources...........................       42
Shareholdings of Principal Shareholders and Management of
  eCom ......................................................      43
Business of TTR HP Motorsport Marinesport Racing LLC.........      44
  General...................................................       44
  Patents....................................................      45
 . Products and Services.....................................       46
  Employees.................................................       49
  Legal Proceedings.........................................       49
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of TTR HP Motorsport
  Marinesport Racing LLC.                  ..................      50
  Overview..................................................       50
  Results of Operations.....................................       50
Management of TTR Inc. Following the Transaction............       51
Shareholdings of Principal Shareholders and Management of
  TTR Inc. Following the Transaction (Pro Forma)............       53
Description of eCom Capital Stock.....................             54
Comparison of Rights of eCom and TTR.......................        58
  Classification, Removal and Nomination of Directors.......       58
  Preferred Stock...........................................       58
  Voting Rights; Shareholder Approvals......................       59
  Cumulative Voting.........................................       59
  Preemptive Rights.........................................       59
  Amendment of the Articles of Incorporation................       60
  Business Combinations and Control Share Acquisitions......       60
Legal Matters...............................................       61
Experts.....................................................       61
Where You Can Find More Information.........................       61
Index to Financial Statements...............................       F-1
Appendices
  Stock Purchase Agreement..................................       A

                  QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

     Q. PLEASE DESCRIBE THE TRANSACTION.

     A. In the transaction, eCom will issue 4,800,000 of its common stock on a pro-rata bases to the shareholders of TTR HP Motorsport Marinesport Racing LLC ("TTR") in exchange for approximately 5% of the outstanding capital stock of TTR


     Q. WHAT WILL TTR SHAREHOLDERS RECEIVE IN THE TRANSACTION?

     A. If the transaction is completed, the shareholders of TTR will receive a 4,800,000 shares of eCom common stock such that after the transaction they will beneficially own 17.3% of the common stock of eCom on a fully diluted basis and eCom will beneficially own 15% of TTR.

     Q. WHAT WILL HAPPEN TO ECOM 'S STOCK IN THE TRANSACTION?

     A. eCom common stock will remain outstanding. The total number of issued and outstanding shares of eCom common stock will increase by 4,800,000 shares from its currently issued and outstanding shares of 22,974,190 to 27,774,190.

     Q. WHAT DO I NEED TO DO NOW?

     A. eCom shareholders should sign, date and mail their proxy cards in the enclosed return envelope as soon as possible. As a eCom shareholder, you can also attend the Special Meeting in person and vote, even though you may have previously returned your proxy card. If you do not return your proxy or vote in person, it will have the effect of a vote against the proposals, which must be approved for us to complete the transaction of TTR stock.

     Q. WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

     A. Just send in a later-dated, signed proxy card before the Special Meeting to the address on the proxy card or attend the meeting in person and vote.

     Q. WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED IF I DISSENT FROM THE TRANSACTION?

     A. No, this transaction does not give rise to dissenters' rights.

     Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

     A. Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the procedure your broker gives you. Without instructions, your broker will not vote your shares. If you do not vote, by proxy or in person, it will have the effect of a vote against the proposals.

     Q. WHEN DO YOU EXPECT TO COMPLETE THE TRANSACTION OF TTR STOCK?

     A. eCom and TTR and its shareholders are working toward completing the transaction as quickly as possible. Approval for the proposals specified in the notice to eCom shareholders is required. We hope to complete the transaction shortly after the Special Meeting, if all required matters are completed by that time.

     Q. WHOM SHOULD I CONTACT WITH QUESTIONS?

     A. If you have any questions about the transaction, please contact Brian Kitts, eCom's Director, at: 435-655-0856
 .


                                    SUMMARY

     This summary highlights selected information from this Proxy Statement/ Prospectus and may not contain all of the information that is important to you. To understand the transaction fully and for a more complete description of the legal terms of the transaction, you should carefully read this entire document and the documents to which you are referred. See "Where You Can Find More Information" on page__. Page references appear in parentheses to direct you to a more complete description of some of the topics presented in this summary.

THE COMPANIES

ECOM CORPORATION (PAGE   ).
2078 Prospecter Avenue
Park City, UT  84060
Phone:  (435) 655-0856

eCom Corporation, is a developmental stage company whose original principal business objective was to provide reliable and cost efficient business Internet connectivity in the form of "website packages" for the business-to-business sector to use as rewards, coupons, or rebates. Although the Company's original business objective has not been completely abandoned, due to the struggle of Internet companies in the past year, the Company is currently assessing various options and strategies to become a profitable corporation.

TTR HP MOTORSPORT MARINESPORT RACING LLC (PAGE   ).
P. O. Box 681077
Park City, UT  84068

TTR HP has been formed to develop, produce, and distribute automobile mufflers. This product line is to be marketed to two consumer groups. (1) High performance and racing consumers; and, (2) Fuel economy and improved performance consumers with stock and catalytic converter exhaust systems.

TTR HP has completed the R&D engineering, prototypes of AEROTURBINE-mufflers, = muffler trademark, and filed a US patent pending. The manufacturing facility has been set up and is ready for production and inventory.

ECOM 'S SPECIAL MEETING (PAGE   )

     The Special Meeting of eCom 's shareholders will be held on ___________, 2001, at 10:00 a.m., local time, at eCom 's corporate headquarters, located at the offices of our corporate counsel: Thomas C. Cook, Esq., Thomas C. Cook & Associates, Ltd., 4955 South Durango, Suite 214, Las Vegas, Nevada 89113. At eCom 's Special Meeting, eCom 's shareholders will be asked to approve a proposal to to issue up to 4,800,000 shares of eCom common stock, which shares will be issued in the transaction with TTR shareholders.

     You can vote at eCom 's Special Meeting only if you owned shares of ECom common stock at the close of business on ____________, 2001, which is the record date.

     This proposal requires the approval of the holders of a majority of the outstanding shares of eCom common stock. If you do not return your proxy or vote in person, it will have the effect of a vote against the proposals. Brokers who hold your shares of eCom common stock as nominees cannot vote those shares unless you instruct them to do so, following the procedure they give you.

     On the record date, 22,974,190 shares of eCom common stock were outstanding. Of these, 12,600,000 shares (approximately 54.8% of the shares entitled to vote) were beneficially owned by directors and executive officers of eCom (the Company has no outstanding options). Officers and directors of eCom that hold in the aggregate approximately 12,600,000 shares (approximately 54.8% of the shares entitled to vote) have agreed to vote their shares in favor of the proposal. Each share of eCom common stock entitles the holder to one vote.

REVOKING PROXIES (PAGE   )

     eCom shareholders can revoke a proxy previously given by giving written notice to eCom at the address on the proxy card, by filing another proxy, or by attending eCom 's Special Meeting and voting in person.

SUMMARY OF THE TRANSACTION

The stock purchase agreement (Appendix A) is attached at the back of this Proxy Statement/ Prospectus. You are encouraged to read the stock purchase agreement, as it is the legal document that governs the transaction.

     In the proposed transaction, eCom will (i) issue shares of its common stock on a pro-rata bases to the shareholders of TTR in exchange for approximately 5% of the outstanding stock of TTR. As a result of the proposed transaction, TTR's shareholders will become shareholders of eCom. TTR's shareholders will beneficially own approximately 17.3% of the capital stock of eCom on a fully diluted basis. Effective with the closing of the transaction, eCom will continue to operate under the name eCom Corporation.

EFFECTIVE TIME OF THE TRANSACTION (PAGE   )

     ECom and TTR hope to complete the transaction shortly after the Special Meeting, if all required matters are completed by that time.

WHAT TTR SHAREHOLDERS WILL RECEIVE IN THE TRANSACTION (PAGE   )

     If the transaction is completed, the shareholders of TTR HP Motorsport Marinesport Racing LLC will receive their pro-rata number of shares of eCom common stock such that after the transaction, based on their current pro-rata ownership of TTR.

     eCom shareholders will not receive any shares as a result of the transaction.

TAX CONSEQUENCES (PAGE   )

     eCom shareholders will not be subject to any income tax consequences in connection with this transaction. TTR shareholders may be subject to tax consequences under the laws of their respective jurisdictions.

     TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE TRANSACTION TO THE TTR SHAREHOLDERS WILL DEPEND ON THE FACTS OF THEIR INDIVIDUAL SITUATION. THEY SHOULD CONTACT THEIR OWN TAX ADVISORS TO UNDERSTAND FULLY HOW THE TRANSACTION WILL AFFECT THEM.

REASONS FOR THE TRANSACTION (PAGE   )

     The boards of directors of eCom and TTR endorsed the transaction between TTR and eCom, because the ownership in TTR will provide the Company with greater access to consumer markets and industry participants as well as a greater opportunity for capital appreciation. The boards also believe that the financial terms of the transaction are fair.


INTERESTS OF OFFICERS AND DIRECTORS IN THE TRANSACTION (PAGE   )

     After the transaction, the board of the directors for eCom will remain unchanged. The Company will not add any directors from TTR. Additionally, the directors and officers of eCom are not affiliated with TTR.


CONDITIONS TO THE TRANSACTION (PAGE   )

     The transaction with TTR will be completed only if certain conditions, including the following, are met or waived:

     - Each of the parties must perform in all material respects its obligations under the stock purchase agreement;

     - Each of the parties' representations and warranties contained in the stock purchase agreement must continue to be true and correct in all material respects;

     - eCom 's shareholders must approve the proposals relating to the transaction;

     - No material adverse change in the business of eCom or TTR has occurred since June 30, 2001; and


TERMINATION OF THE STOCK PURCHASE AGREEMENT (PAGE   )

     Even if the eCom shareholders approve the proposals, eCom, TTR and TTR shareholders can agree at any time to terminate the stock purchase agreement without completing the transaction. The stock purchase agreement can also be terminated if:

     - the transaction is not completed by December 31, 2001;

     - if the closing conditions are not met; or

     - if either party commits a breach of its obligations under the stock purchase agreement.

TERMINATION FEES AND EXPENSES (PAGE   )

     If either TTR or eCom commits a breach of a provision of the stock purchase agreement prior to closing, the party committing the breach must pay the other party a termination fee equal to the reasonable expenses and fees incurred in connection with the transaction plus $50,000 in cash.

TTR AND ECOM CANNOT SOLICIT OTHER OFFERS (PAGE   )

     TTR and ECom have agreed not to solicit or discuss with third parties an offer or possible offer to acquire all or a portion of either's assets or stock or to merge with either company.

ACCOUNTING TREATMENT (PAGE   )

     eCom and TTR expect to account for the transaction as a purchase for accounting and financial reporting purposes under generally accepted accounting principles.


PRICES OF ECOM COMMON STOCK (PAGE   )

     eCom common stock is quoted on the NASD Bulletin Board. On September 24, 2001, the last trading day before the public announcement of the proposed transaction, the closing price of eCom common stock was $0.30.

FLUCTUATIONS IN MARKET PRICE (PAGE   )

     The market value of eCom common stock is likely to change, both before and after the Special Meeting and the transaction with TTR. No one can accurately predict what the market value will be at any particular time.

DIFFERENCES IN RIGHTS OF ECOM'S AND TTR'S SHAREHOLDERS (PAGE   )

     TTR was organized under the laws of the Utah as a Limited Liability Company and eCom was incorporated under the laws of the State of Nevada. The rights of TTR's shareholders are governed by the statutes (articles of organization and bylaws) of TTR. After the transaction, TTR will remain its own going concern. TTR shareholders collectively will own approximately 17.3% of eCom's common stock and eCom will own 5% of TTR. Both business will continue to function separately, with their own management.

FORWARD-LOOKING STATEMENTS (PAGE   )

     This document (and documents referred to in this document) includes various forward-looking statements about eCom and TTR that are subject to risks and uncertainties. You are cautioned that actual results of future operations may differ from those anticipated in forward-looking statements due to a number of factors. Forward-looking statements provide current expectations or forecasts of future events and can be identified by the use of terminology such as "believe," "estimate," "expect," "intend," "may," "could," "will" and similar words or expressions. Forward-looking statements of ecom and TTR generally relate to growth strategy, financial results, product development and sales efforts. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Neither eCom, nor TTR undertakes any obligation to update any forward-looking statements. eCom, as a developmental stage company has a limited operating history from which you might judge its ability to remain a going concern. Similarly, TTR has a limited operating history from which you might judge its ability to market at a profit its muffler system. You should also consider: The changing laws and regulations affecting these businesses; development expenses; the potential need for additional capital; additional development work required for new products; dependence on accompaniment sales and development; competition; dependence on suppliers; dependence on proprietary technology and those matters discussed under the caption "Risk Factors."
These factors are noted as permitted by the Private Securities Litigation Reform Act of 1995. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historic results. As such, you should not consider any list of such factors to be an exhaustive statement of all risks, uncertainties or potentially inaccurate assumptions.

                          ECOM SUMMARY FINANCIAL DATA

     The following table sets forth selected consolidated financial information of eCom . The information set forth should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of eCom " and the consolidated financial statements and notes thereto included elsewhere in this Proxy Statement/Prospectus. The statements of operations data set forth below for the years ended December 31, 1999 and 2000 and the balance sheet data as of December 31, 2000, are derived from eCom's audited financial statements included in this Proxy Statement/ Prospectus which have been audited by G. Brad Beckstead, CPA, independent auditors, whose report is also included in this Proxy Statement/Prospectus. The consolidated statements of operations data for the three-month period ended June 30, 2001 are derived from eCom 's unaudited financial data and in the opinion of eCom 's management include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation as of or for the period shown. Results for the first quarter ended June 30, 2001 are not necessarily indicative of results to be expected for the full fiscal year. Historical financial information may not be indicative of eCom's future performance.

STATEMENTS OF OPERATIONS DATA


                                   eCom Corp
                        (a Development Stage Company)
                           Statement of Operations
                                 (unaudited)
       For the Three and Six Months Ending June 30, 2001 and 2000
      and For the Period October 6, 1999 (Inception) to June 30, 2001


STATEMENT OF OPERATIONS

                                                                   October 6,
                       Three Months Ending  Six Months Ending        1999
                       -------------------  -----------------   (Inception) to
                        June 30,  June 30,  June 30, June 30,      June 30,
                          2001      2000      2001     2000         2001
                       ----------  -------  -------- --------  --------------
Revenue                 $      -   $      -  $      -   $      -   $   8,985
                        --------   --------  --------   --------   ---------
Expenses:
  General
  administrative
  expenses                39,818     18,634    47,816     18,675     834,167
                        --------   --------   --------  --------   ---------
Total expenses            39,818     18,634    47,816     18,675     834,167
                        --------   --------   --------  --------   ---------

Other income:
  Interest income              -      2,000          -    12,000      12,000
                        --------   --------   --------  --------   ---------
Total other income             -      2,000          -    12,000      12,000
                        --------   --------   --------  --------   ---------

Net (loss)              $(39,818)  $(16,634) $(47,816)  $ (6,675)  $(813,182)
                       =========  =========  =========  =========  ==========

Weighted average
number of
common shares
outstanding            1,515,000  1,500,000  1,515,000  1,500,000  1,515,000
                       =========  =========  =========  =========  =========

Net loss per share     $  (0.03)  $  (0.01)  $  (0.03)  $  (0.00)  $  (0.54)
                       =========  =========  =========  =========  =========


                                eCom Corp
                        (a Development Stage Company)
                               Balance Sheet


BALANCE SHEET
                                     (unaudited)
                                       June 30,       December 31,
                                         2001             2000
                                       -------         -----------
ASSETS
Current Assets:
Cash                                   $   (1,419)      $    (1,748)
Funds held in escrow                      629,952         1,079,952
Short-term note receivable                450,000                -
                                       ----------       -----------
Total current assets                    1,081,371         1,078,204
                                       ----------       -----------

Long Term Receivable                    1,435,000         1,435,000
                                       ----------       -----------
Total Assets:                          $2,516,371       $ 2,513,204
                                       ==========       ===========

Liabilities and Stockholders' Equity

Current liabilities
  Loans from shareholder               $  50,983        $         -
                                       ----------       -----------

Stockholders' Equity:

Preferred stock, $0.001 par value,
    20,000,000 shares authorized, zero
    shares issued and outstanding              -                  -

Common stock, $0.001 par value,
    80,000,000 shares authorized;
    21,424,190 shares issued and
    outstanding                           21,424             21,424
Additional paid-in capital             4,132,146          4,132,146
Subscriptions receivable                (875,000)          (875,000)
Deficit accumulated during
development stage                       (813,182)          (765,366)
                                      ----------         -----------
Total Stockholders' Equity             2,465,388           2,513,204
                                      ----------         -----------
Total Liabilities and
    Stockholders' Equity              $2,516,371         $2,513,204
                                      ==========         ==========

    TTR HP MOTORSPORT MARINESPORT RACING LLC SUMMARY FINANCIAL DATA

     The following table sets forth selected consolidated financial information of TTR HP Motorsport Marinesport Racing LLC. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of TTR and the financial statements and notes thereto included elsewhere in this Proxy Statement/ Prospectus. The statements of operations data set forth below for the period ended June 30, 2001 and the balance sheet data as of June 30, 2001 are derived from TTR audited financial statements included in this Proxy Statement/ Prospectus which have been audited by Brian Clark, independent auditors, whose report is also included in this Proxy Statement/Prospectus. The audited consolidated statements of operations data for the period ended June 30, 2001 are derived from TTR's internal unaudited consolidated financial statements and records and in the opinion of TTR's management include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation as of or for the period shown. Results for the first quarter ended June 30, 2001 are not necessarily indicative of results to be expected for the full fiscal year. Historical financial information may not be indicative of our future performance.

STATEMENTS OF OPERATIONS DATA

                    TTR HP Motorsport Marinesport Racing
                      07/12/01 Profit & Loss
               Cash Basis January through June 2001


STATEMENT OF INCOME

                                                      Jan - Jun 01
Ordinary Income/Expense
     Income
        Sales                                          9,816.45
        Sales Discounts                               -2,336.15
     Total Income                                      7,480.30

     Cost of Goods Sold
        Cost of Goods Sold
             Demo's                                    4,793.65
             Cost of Goods Sold - Other                4,508.39
          Total Cost of Goods Sold                     9,302.04

       Total COGS                                      9,302.04

     Gross Profit                                     -1,821.74

     Expense
          Advertising                                  1,605.21
          Automobile Expense
             Automobile Lease                          4,725.38
             Automobile Expense - Other                1,402.49
          Total Automobile Expense                     6,127.87

          Bank Service Charges                            35.00
          Discounts                                     -402.10
          Licenses and Permits                           235.25
          Miscellaneous                                    0.00
          Postage and Delivery                           965.85
          Printing and Reproduction                    6,992.63
          Professional Fees
             Legal Fees                                3,091.79
             Management Fees                          45,000.00
             Professional Fees - Other                 8,000.00
          Total Professional Fees                     56,091.79

          Rent
             Office Rent                               2,350.00
          Total Rent                                   2,350.00
          Repairs
             Computer Repairs                            922.20
          Total Repairs                                  922.20

          Research & Development                       6,439.35
          Supplies
             Office                                    2,026.64
          Total Supplies                               2,026.64

          Taxes
             State                                         2.04
             Taxes - Other                                22.44
          Total Taxes                                     24.48

          Telephone                                    1,301.17
          Travel & Ent
             Meals                                       530.59
             Travel                                      572.00
          Total Travel & Ent                           1,102.59

       Total Expense                                  85,817.93

  Net Ordinary Income                                -87,639.67


               TTR HP Motorsport Marinesport Racing
                            07/12/01
                         Balance Sheet
                 Cash Basis As of June 30, 2001

                                            Jun 30, 01

BALANCE SHEET

ASSETS
     Current Assets
        Checking/Savings
           Zions Bank                      19,850.16
        Total Checking/Savings             19,850.16

        Accounts Receivable
           Accounts Receivable              7,524.93
        Total Accounts Receivable           7,524.93

        Other Current Assets
           Inventory Asset                 33,227.60
           Prepaid Mitek Corp               3,964.57
        Total Other Current Assets         37,192.17

     Total Current Assets                  64,567.26

     Fixed Assets
        Desk                                1,198.17
        Ipaq H3650                            532.00
        Pentium 850 Computer                  850.00
        Printer/ Fax Machine                  655.55
     Total Fixed Assets                     3,235.72

TOTAL ASSETS                               67,802.98

LIABILITIES & EQUITY
     Liabilities
        Current Liabilities
           Accounts Payable
             Accounts Payable               4,613.62
           Total Accounts Payable           4,613.62

        Total Current Liabilities           4,613.62

     Total Liabilities                      4,613.62

     Equity
        Brian Stanley Investor             20,000.00
        Charlie Lewis Investor             20,000.00
        Greg Allen Investor                25,000.00
        Matt Slaugh Investor               20,000.00
        Ron Baxter Investor                40,000.00
        Terrance Neil Investor             20,000.00
        Tiny Woolestenhulme                 5,660.83
        Net Income                        -87,471.47
     Total Equity                          63,189.36

TOTAL LIABILITIES & EQUITY                 67,802.98


          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The unaudited pro forma combined financial statements give effect to the transaction between TTR and eCom, as described under "Proposal No. 1: The Transaction". For accounting purposes the transaction is accounted for as a acquisition. The unaudited pro forma combined financial statements have been prepared on the basis of assumptions described in the notes to the unaudited pro forma combined financial statements and include assumptions relating to the allocation of the consideration paid for TTR to the consolidated assets and liabilities of eCom, based on preliminary estimates of their respective fair values. The actual allocation of such consideration may differ from that reflected in the pro forma combined financial statements after an appropriate review of the fair values of the consolidated assets and liabilities of eCom has been completed. Amounts allocated will be based upon the estimated fair values at the time of the transaction which could vary significantly from the amounts reflected in the unaudited pro forma combined financial statements. The transaction will be accounted for using the purchase method of accounting. The unaudited pro forma combined financial statements should be read in conjunction with the respective financial statements of eCom and TTR and the related notes incorporated by reference in the Proxy Statement/Prospectus. See "Where You Can Find More Information".

     Please note that eCom and TTR may be unable to complete the proposed transaction. The transaction is subject to various conditions, any of which may fail to be satisfied.

PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)

     The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2001 has been prepared by combining the 2001 statement of operations of eCom with the 2001 statement of operations of TTR adjusted to give effect to the transaction as if it had occurred on June 30, 2001. The unaudited pro forma condensed combined statements do not necessarily reflect the actual results of operations of eCom which would have resulted had the transaction occurred as of the date presented. The pro forma information is not necessarily indicative of future results of operations for the combined companies.

PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)


eCom Corporation
2078 Prospecter Avenue
Park City, UT  84060

The following financial statements set forth summary pro forma financial date of the Company. The Company has prepared pro forma balance sheets and statements of operations for the periods ending June 30, 2001. The pro forma financial statements are based on historical financial statements of eCom Corporation and TTR HP Motorsport Marinesport Racing LLC adjusted to give effect to the combination resulting from the asset purchase agreement of fifteen (15) percent of TTR HP Motorsport Marinesport Racing LLC. The pro forma balance sheet has been prepared based on the assumption that the transactions occurred on June 30, 2001. The pro forma statements of operation are based on the assumption that the transaction occurred on June 30, 2001 and that eCom Corporation would own fifteen (15) percent of TTR HP Motorsport Marinesport Racing LLC.

                              eCom Corporation
                           CONSOLIDATED PRO FORMA
                                BALANCE SHEET
                                   AS AT
                                JUNE 30, 2001


ASSETS

                        Pro Forma       Pro Forma    Pro Forma    Combined
                        eCom Corp.      TTR (15%)    Adjustments  Company

     ASSETS
CURRENT ASSETS
Cash                     $    (1,419)   $  2,976                 $   1,557
Funds held in escrow         629,952                               629,952
Short term note
   Receivable                452,838                               452,838

Accounts Receivable
    (Net of Reserves)                       1,128                    1,128
Inventory                                   4,983                    4,983
Prepaid Mitek Corp                            591                      591
--------------------------------------------------------------------------
Total Current Assets       1,081,371        9,678          0     1,091,049

Long Term Receivable       1,435,000                             1,435,000
Fixed Assets                                  489                      489
                         -------------------------------------------------
TOTAL ASSETS               2,516,371       10,167          0     2,526,538
                     =====================================================

BALANCE SHEET - LIABILITIES & EQUITY

LIABILITIES & EQUITY

Current Liabilities      $    50,983    $    693           0    $   51,676
                         -----------    --------      ------    ----------
Stockholders' Equity:

Common stock,
   $0.001 par value,
   80,000,000 shares
   authorized;
   21,424,190 shares
   issued and
   outstanding                21,424                   4,800        26,224
Additional
   paid-in capital         4,132,146         9,474    (4,800)    4,136,820
Subscriptions
   receivable               (875,000)                             (875,000)
Deficit accumulated
  during
  development stage         (813,182)                             (813,182)
                           ----------      -------    --------   ----------
Total
   Stockholders'
   Equity                  2,465,388         9,474         -     2,474,862
                          ----------       -------    -------  -----------
Total Liabilities
   and Stockholders'
   Equity                 $2,516,371       $10,167         -    $2,526,538
                          ==========       =======    ======    ==========


See accompanying notes to financial statements
                                   eCom Corporation
                              CONSOLIDATED PRO FORMA
                              STATEMENT OF OPERATIONS
                         For Six Months Ended June 30, 2001


STATEMENT OF OPERATIONS



                        Historical      Historical
                        Pro Forma       Pro Forma    Pro Forma    Combined
                        eCom Corp.      TTR (15%)    Adjustments  Company
REVENUE
Net Sales                 $     0           1,122            0          1,122

COSTS AND EXPENSES

Cost of Sales                               1,395            0          1,395
General and
    Administrative          39,818         12,870                      52,688
------------------------------------------------------------------------------

Total Costs and Expenses    39,818         15,387                      55,205
------------------------------------------------------------------------------


Net Income or (Loss)
   before Income Taxes    $(39,818)      $(14,265)           0       $(54,083)


See accompanying notes to financial statements eCom Corporation

NOTES TO CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

NOTE 1 - PRO FORMA FINANCIAL STATEMENTS

The following financial statements set forth summary pro forma financial date of the Company. The Company has prepared pro forma balance sheets and statements of operations for the periods ending June 30, 2001. The pro forma financial statements are based on historical financial statements of eCom Corporation and and fifteen (15) percent of TTR HP Motorsport Marinesport Racing LLC adjusted to give effect to the combination resulting from the asset purchase agreement of September 21, 2001, under the following assumptions. The pro forma balance sheet has been prepared based on the assumption that the transactions occurred on June 30, 2001. The pro forma statements of operation are based on the assumption that the transaction occurred on June 30, 2001. The following adjustments were made to arrive at the combined company, whereas eCom would own fifteen (15) percent of TTR HP Motorsport Marinesport Racing LLC.

                              ECOM SPECIAL MEETING

     eCom Corporation is sending this Proxy Statement/Prospectus to eCom 's shareholders in connection with the solicitation by the board of directors of ECom of proxies to be voted at the eCom Special Meeting. This Proxy Statement/Prospectus is first being mailed to shareholders of eCom on or about______________, 2001.

DATE, PLACE AND TIME

     eCom 's Special Meeting will be held at 10:00 a.m., local time, on ___________, 2001, at the offices of eCom 's corporate counsel, located at 4955 South Durango, Suite 214, Las Vegas, Nevada 89113.


PURPOSE

     The shareholders of eCom are being asked to vote upon:

1) A proposal to approve the issuance of up to 4,800,000 shares of eCom common stock, which shares will be issued in the transaction with TTR HP Motorsport Marinesport Racing LLC shareholders.

2) eCom shareholders may also be asked to vote upon a proposal to adjourn or postpone the Special Meeting, in order to (among other things) allow additional time for the companies to solicit additional votes to approve the proposal.

If any matters other than approval of these proposals are properly presented for consideration at the Special Meeting, the persons named by shareholders in the enclosed form of proxy will have discretion, as proxies, to vote on those matters.

RECORD DATE; VOTING RIGHTS; QUORUM; REQUIRED VOTE

     The close of business on ____________, 2001 is the record date for determining the holders of eCom common stock who are entitled to receive notice of and to vote at the Special Meeting or at any adjournment or postponement of the Special Meeting.

     eCom has only one class of capital stock outstanding, which is common stock, par value $.01 per share. Each holder of eCom common stock outstanding on the record date is entitled to one vote for each share held. The holders of a majority of the outstanding shares of eCom common stock entitled to vote must be present at the Special Meeting, in person or by proxy, to constitute a quorum to transact business.

     The holders of a majority of the outstanding shares of eCom common stock as of the record date must vote in favor of each proposal in order to approve them. On the record date, 22,974,190 shares of eCom common stock were
outstanding, held by approximately [   ] holders of record.  Certain of the
directors of eCom who hold in the aggregate approximately 12,600,000 shares (approximately 54.8%) have agreed to vote their shares in favor of the proposal.

     Abstentions will be treated as shares present in determining whether eCom has a quorum for the Special Meeting, but abstentions will have the same effect as a vote against approval of the proposals.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF ECOM

     THE BOARD OF DIRECTORS OF ECOM RECOMMENDS THAT THE ECOM SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSAL.


PROXIES; REVOCATION

     A proxy card is enclosed for use by eCom shareholders. The board of directors of eCom requests that shareholders SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. If you have questions or requests for assistance in completing and submitting proxy cards, please contact Brian Kitts at the following address and telephone number:

                                eCom Corporation
                            2078 Prospecter Avenue
                             Park City, UT  84060
                          Telephone:  (435) 655-0856

     All properly executed proxies that are not revoked will be voted at the Special Meeting as instructed on those proxies. Proxies containing no instructions will be voted in favor of the proposals. A shareholder who executes and returns a proxy may revoke it at any time before it is voted, but only by executing and returning a proxy bearing a later date, by giving written notice of revocation to an officer of eCom, or by attending the Special Meeting and voting in person.

SOLICITATION OF PROXIES

     In addition to soliciting proxies by mail, eom 's directors, officers, and employees may, if they do not receive extra compensation for doing so, solicit proxies personally or by telephone or fax. eCom intends to reimburse brokerage houses and other custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of eCom common stock held of record by those persons. eCom is responsible for all expenses relating to the printing and mailing of this Proxy Statement/Prospectus and the filing of it with the Securities and Exchange Commission.

                        PROPOSAL NO. 1:  THE TRANSACTION

     The following summary of the transaction with TTR by eCom and certain terms of the stock purchase agreement and related matters is not complete and is qualified in its entirety by reference to the stock purchase agreement, which is attached as Appendix A and is incorporated into this document by reference.

GENERAL

     eCom and TTR have entered into the stock purchase agreement, which provides that eCom will acquire approximately 15% of the stock of TTR stock on a fully diluted basis in exchange for 4,800,000 shares of eCom common stock, If the transaction is completed, the shareholders of TTR will receive a 4,800,000 common shares of eCom, based on the pro-rata ownership in TTR, such that after the TTR collective shareholders will own approximately 17.3% of the common stock of eCom on a fully diluted and eCom will own 15% of TTR.

For a more detailed description of the exchange, see "The Transaction - Exchange of Shares."

CLOSING OF THE TRANSACTION

     As soon as practicable after the conditions to consummation of the transaction described below have been satisfied or waived, and unless the stock purchase agreement has been terminated as provided below, the transaction will close. It is presently contemplated that the closing will be as soon as practicable after approval of the proposals at eCom 's Special Meetings. See "The Transaction -- Conditions to the Transaction; Waiver."

BACKGROUND OF THE TRANSACTION

     The terms of the stock purchase agreement are the result of arm's-length negotiations between representatives of eCom and TTR. The following is a brief discussion of the background of these negotiations and the proposed transaction.

     eCom and TTR engaged in discussions regarding eCom 's business and the potential for a strategic alliance involving eCom and TTR, and delivered to the TTR representatives a proposed letter of intent. The letter of intent set forth for the first time the preliminary terms for eCom 's acquisition of the 15 percent outstanding TTR capital shares in exchange for 4,800,000 shares of eCom common stock. On September 4, 2001, Messrs. Kitts, Cummings, and Sutera, each acting upon tentative approval in principle from the board of directors of each respective company, formally executed the letter of intent.

     At a board meeting held on September 5, 2001, the eCom board of directors ratified the executed letter of intent.

     From September 5-24, 2001, Mrs. Laurie Bird Kitts, eCom Corporate Secretary, conducted a due diligence review of various aspects of TTR's business. Based upon the foregoing series of events and activities, on September 21 , 2001, the board of directors of eCom unanimously approved the terms of the transaction, which are reflected in the stock purchase agreement dated
September 5, 2001.

TTR'S REASONS FOR THE TRANSACTION

     TTR believes the proposed transaction with eCom will help further its strategic goal to grow and diversify its business. The TTR board of directors endorsed the transaction with eCom after considering the following factors:

     - The effect on shareholder value of TTR remaining an independent entity. The board of directors considered benefits and costs of eCom 's current and prospective efforts at diversifying and growing its business.

     - A review of (a) the business, operations, earnings and financial condition, including technological capabilities, capital levels and asset quality, of eCom on both an historical and prospective basis;
       (b) the business fit of TTR and eCom ; and (c) the operating philosophy, competence and experience of eCom and its management.

     - The adequacy of the consideration. A comparison of the financial terms of recent comparable transactions indicated that the financial terms of the stock purchase agreement compared favorably with other recent transactions.

     - The terms of the stock purchase agreement, including the per share exchange rate and the ability of TTR to terminate the agreement under certain circumstances.

     - The opportunity to leverage eCom 's infrastructure and technological capabilities to grow earnings.

     - The ability of eCom to contribute to TTR's business strategy.

     - The economic effect of the transaction on TTR, as well as the future business opportunities served by TTR.

     While each member of the TTR board of directors individually considered the foregoing and other factors, the board of directors did not collectively assign any specific or relative weights to the factors considered and did not make any determination as to any individual factor.

ECOM 'S REASONS FOR THE TRANSACTION

     eCom believes the proposed transaction with TTR will further its strategic goal to grow and diversify its operations. The eCom board of directors endorsed the transaction with TTR after considering the following factors:

     - The benefits and costs of TTR's current and prospective efforts at growing its business and the increasing competition in the high performance industry.

     - A review of (a) the business, operations, earnings and financial condition, including TTR's future business potential; (b) the business fit of eCom and TTR ; and (c) the operating philosophy, competence and experience of eCom and its management.

     - The financial terms of the transaction, including the relationship of the value of the consideration eCom will provide TTR shareholders in relation to TTR's historical book value and earnings and a comparison of the financial terms of recent comparable transactions;

     - The ability of the operations of TTR after the closing to contribute to eCom 's consolidated earnings; and

     - The ability of TTR to contribute to eCom 's future business strategies.

     While each member of eCom 's board of directors individually considered
The foregoing factors, the board of directors did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. eCom 's board of directors collectively made its determination with respect to the transaction based on the unanimous conclusion reached by its members, in light of the factors that each of them considered appropriate, that the transaction is in eCom 's best interests and the best interests of its shareholders.

CONSIDERATION FOR THE TRANSACTION

     The amount and form of consideration to be paid by eCom was determined through negotiations between management of eCom and TTR, and not by any outside negotiators or consultants. The decision to enter into the transaction was solely that of eCom 's management and board of directors.

The management of ECom has represented that such projections and pro forma combined information have been reasonably prepared on a basis reflecting management's best currently available estimates and judgment as to the future financial performance of eCom and the projected combined financial performance of eCom and TTR.

EXCHANGE OF SHARES

     At the closing, (i) certain shareholders of TTR will receive a 4,800,000 shares of eCom common stock, such that after the transaction the TTR shareholders will beneficially own on a pro-rata basis approximately 17.3% of the common stock of eCom on a fully diluted basis. eCom will issue 4,800,000 shares of eCom common stock in exchange for 15% of TTR stock upon consummation of the transaction under the stock purchase agreement. Certificates representing these shares shall be delivered to the TTR shareholders, based on their pro-rata ownership of TTR, at closing.

     eCom will not issue any certificates or scrip representing fractional shares of eCom common stock in the transaction. If a fractional share results from the application of the conversion ratio to the number of shares of TTR common stock owned, then, in lieu of any such fractional share, each holder of TTR common stock who otherwise would be entitled to receive a fractional share of eCom common stock in the exchange will receive a whole the closed whole share based on the pro-rata ownership of TTR.

REPRESENTATIONS AND WARRANTIES

     In the stock purchase agreement, TTR makes certain representations and warranties to eCom regarding TTR, including, among others, as to:

     - their legal existence;

     - the authorization, execution, and enforceability of the stock purchase agreement and related agreements;

     - TTR's capital structure;

     - the accuracy of TTR's recent financial statements;

     - the absence of material litigation and undisclosed liabilities;

     - the absence of material adverse changes since June 30, 2001;

     - certain tax matters;

     - the absence of violations of material agreements;

     - intellectual property rights;

     - compliance with regulatory requirements;

     - the adequacy of insurance;

     - the need for third party consents to the transaction; and

     - certain employment matters.

     eCom makes substantially similar representations and warranties to TTR and its shareholders regarding eCom.

     The TTR shareholders also make certain representations and warranties to eCom regarding their ownership of TTR stock and their ability to transfer the stock to eCom free and clear of any liens and without the need for any specific consents of third parties.

CERTAIN COVENANTS

     TTR, its shareholders and eCom have each agreed to the following covenants, among others:

     - to obtain all required approvals and consents to the transaction;

     - to preserve the accuracy of their respective representations and warranties;

     - to maintain the business operations of TTR and eCom, as the case may be, in accordance with past practices and sound business judgment; and

     - to refrain from soliciting any proposal regarding the sale, merger or other transaction with TTR or eCom, as the case may be.

     In addition, TTR and eCom have agreed to the following covenants, among others:

     - to provide each other and their representatives with access to examine such information as reasonably requested, subject to confidentiality obligations; and

     Further, eCom has agreed to take all action necessary to register with the SEC the shares to be issued to the TTR shareholders.

INTERESTS OF DIRECTORS AND OFFICERS IN THE TRANSACTION

     eCom and TTR each believe that, except as described below, its officers and directors do not have any material interest in the transaction that is different from those of the eCom and TTR shareholders, respectively. After the transaction, no TTR directors will become eCom directors and no eCom directors will become TTR directors.

Further the directors and officers of eCom are not affliated nor shareholders of TTR. The directors and officers of TTR are not affiliated nor currently shareholders of eCom. The directors and officers of TTR who own stock in TTR will become shareholder in eCom, based on the pro-rata ownership of TTR, following the transaction.

CONDITIONS TO COMPLETING THE TRANSACTION; WAIVER

     The respective obligations of eCom, TTR and TTR's shareholders to effect the transaction are subject to the satisfaction at or prior to the closing of certain conditions, including, among others:

     - the representations and warranties of each are true as of closing and that each has complied with its respective obligations under the agreement;

     - the approval of the proposals by the eCom  shareholders;

     - the receipt of any other required consents or approvals;

     - the absence of any litigation or order by any court or governmental authority restraining, enjoining or otherwise prohibiting the transaction;

     - the satisfactory completion of an investigation of the business of eCom by TTR and of the business of TTR by eCom ; and

     In addition, the obligations of eCom to effect the transaction are subject to the satisfaction at or prior to the closing of certain conditions, including the receipt of voting agreements from the TTR shareholders.

     Either eCom, TTR or TTR's shareholders may waive (to the extent permitted by applicable law) any failure to comply with any obligation, covenant, agreement, or condition in the stock purchase agreement that is for the benefit of that party.

AMENDMENT AND TERMINATION OF THE STOCK PURCHASE AGREEMENT; EFFECTS OF
TERMINATION

     Subject to applicable law, any of the provisions of the stock purchase agreement may be amended by written agreement of the respective parties at any time prior to the closing of the transaction. Even if the eCom shareholders approve the proposals, eCom, TTR and TTR shareholders can agree at any time to terminate the stock purchase agreement without completing the transaction. The stock purchase agreement can also be terminated if:

     - the transaction is not completed by December 31, 2001;

     - if the closing conditions are not met; or

     - there is a breach by a party of its obligations under the stock purchase agreement.

EXPENSES AND FEES

     If either TTR or eCom commits a material breach of a provision of the stock purchase agreement prior to closing, the party committing the breach must pay the other party a termination fee equal to the reasonable expenses and fees incurred in connection with the transaction plus $50,000 in cash.

RESTRICTIONS ON RESALE OF ECOM COMMON STOCK

     The eCom common stock issuable in connection with the transaction has been registered under the Securities Act and will be freely transferable by the recipients, except that this registration does not cover resales by shareholders of TTR who may be deemed to control the consolidated company after the transaction. These persons may not sell their shares of eCom common stock acquired in connection with the transaction except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 144 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. It is expected that these persons will be able to sell their shares in accordance with the volume, manner of sale, and other applicable limitations of the Securities Act and the rules and regulations of the SEC there under.

ACCOUNTING TREATMENT OF THE TRANSACTION

     The parties intend to account for the transaction as a purchase for accounting and financial reporting purposes under generally accepted accounting principles. Because of the treatment of the transaction as an partial acquisition, the financial statements of eCom will be the financial statements of the surviving corporation. Under the purchase method, 5 percent of TTR's results of operations will be included in eCom's results of operations from and after the closing of the transaction. For purposes of preparing eCom's results of operations, eCom will establish a new accounting basis for eCom 's identifiable tangible and intangible assets and liabilities based upon the fair values thereof, and record goodwill for the difference between the purchase price, including the direct costs of the transaction, and the fair value of such net assets. A final determination of required purchase accounting adjustments and of the fair value of the assets and liabilities of TTR has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the comparative pro forma per share financial information appearing elsewhere in this Proxy Statement/Prospectus are preliminary and subject to change.

CERTAIN TAX CONSEQUENCES

     There will be no tax consequences to the shareholders of eCom . The shareholders of TTR may be subject to certain tax consequences.

     TTR SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO
THE CONSEQUENCES OF THE TRANSACTION, INCLUDING THE APPLICABLE TAX CONSEQUENCES TO THEM.

                                  RISK FACTORS

An investment in eCom common stock involves a high degree of risk. You should invest only after carefully considering the risks described below and elsewhere in this Proxy Statement/Prospectus and only if you can afford to lose your entire investment. References to "we," "our" and "us" refer to the consolidated company after the transaction with TTR.

WE WILL NEED ADDITIONAL CAPITAL.

     We believe that existing cash held in the eCom's escrow account, will be sufficient to fund our possible capital expenditure, product development and working capital requirements for at least 6 months. Any significant change in our plans would require additional capital prior to that time. If additional capital is sought through a new line of credit, asset-based lending or the sale of equity, there can be no assurance that such capital will be available or available on terms favorable to us. The sale of equity interests would likely dilute the ownership of our shareholders. We anticipate raising additional funds through equity sales in the near future.

WE HAVE INCURRED OPERATING LOSSES IN THE PAST AND EXPECT SUCH LOSSES TO
CONTINUE.

     Through June 30, 2001, we incurred a net loss of $(39,818) for the first six months of this fiscal year. Since inception, we have an accumulated deficit of $(813,182) as of June 30, 2001. We expect operating losses to continue for the foreseeable future.

WE ARE DEPENDENT UPON CERTAIN KEY PERSONNEL.

     We are highly dependent on a limited number of key management, including Ian Archibald, Laurie Bird Kitts and Brian Kitts. Our future success will depend, in part, on our ability to attract and retain highly qualified personnel. There can be no assurance that we will be successful in hiring or retaining qualified personnel. The loss of key personnel, or inability to hire and retain qualified personnel, could have an adverse effect on our business, financial condition and results of operations. We do not have key-person life insurance on any of our key personnel.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE.

     The Private Securities Litigation Reform Act of 1995 (the "Reform Act") provides a safe harbor for forward-looking statements made by us or on our behalf. We have made, and may continue to make, various written or verbal forward-looking statements with respect to business and financial matters, including statements contained in this documents, other filings with the Securities and Exchange Commission, and reports to stockholders. All Statements which address our beliefs regarding our market, strategy, events or developments that we expect or anticipate will occur in the future, including those expected as a result of the proposed transaction between eCom and TTR are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are and will be based on management's then current views and assumptions regarding future events and operating performance. Certain factors that could affect financial performance or cause actual results to vary significantly from estimates contained in or underlying forward-looking statements include:

     - The failure to achieve any of the economic benefits from the proposed transaction with TTR.

     - Competitive pressures.

     - Changes in laws and regulations.

     - Those risks identified under the Section entitled "Risk Factors."

     - General market conditions.

     - Other risks and uncertainties as detailed from time to time in our filings with the Securities and Exchange Commission.

                          MARKET FOR ECOM COMMON STOCK

     ECom 's common stock trades on the NASD Bulletin Board, under the symbol:
ECCM.

The table below sets forth the high and low bid prices of our common stock for each quarter shown, as provided by the Nasdaq Trading and Market Services Research Unit for the years ended December 31, 1999 and 2000; and, for the first six months of 2001. Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.


FISCAL 1999                                  HIGH              LOW
--------------------------------             ----              ----
Quarter Ended March 31, 1999                 N/A               N/A
Quarter Ended June 30, 1999                  N/A               N/A
Quarter Ended September 30, 1999             N/A               N/A
Quarter ended December 31, 1999              $2.00             $0.37

FISCAL 2000                                  HIGH              LOW
--------------------------------             ----              ----
Quarter Ended March 31, 2000                 $4.03             $0.37
Quarter Ended June 30, 2000                  $7.31             $2.00
Quarter Ended September 30, 2000             $4.92             $2.00
Quarter ended December 31, 2000              $3.98             $0.81

FISCAL 2001                                  HIGH              LOW
--------------------------------             ----              ----
Quarter Ended March 31, 2001                 $2.25             $1.06
Quarter Ended June 30, 2001                  $1.80             $0.52



eCom has never paid cash dividends on any of its securities. eCom currently intends to retain any earnings for use in its operations and does not anticipate paying cash dividends in the foreseeable future.

                                BUSINESS OF ECOM

GENERAL

The purpose or purposes of eCom includes:

(a) To engage in the specific business of looking for business acquisitions and related items; also the business of making investments, including investments in, purchase and ownership of any and all kinds of property, assets or business, whether alone or in conjunction with others. Also, to acquire, develop, explore and otherwise deal in and with all kinds of real and personal property and all related activities, and for any and all other lawful purposes.

(b) To acquire by purchase, exchange, gift, bequest, subscription, or otherwise; and to hold, own, mortgage pledge, hypothecate, sell, assign, transfer, exchange, or otherwise dispose of or deal in or with its own corporate securities or stock or other securities including, without limitations, any shares of stock, bonds, debentures, notes, mortgages, or other obligations, and any certificates, receipts or other instruments representing rights or interests therein on any property or assets created or issued by any person, firm, associate, or corporation, instrumentalities thereof; to make payment therefore in any lawful manner or to issue in exchange therefore its unreserved earned surplus for the purchase of its own shares, and to exercise as owner or holder of any securities, any and all rights, powers, and privileges in respect thereof.

(c) To do each and everything necessary, suitable, or proper for the accomplishment of any of the purposes or the attainment of any one or more of the subjects herein enumerated, or which may, at any time, appear conducive to or expedient for the protection or benefit of this corporation, and to do said acts as fully and to the same extent as natural persons might, or could do in any part of the world as principals, agents, partners, trustees, or otherwise, either alone or in conjunction with any other person, association or corporation.

(d) The foregoing clauses shall be construed both as purposes and powers and shall not be held to limit or restrict in any manner the general powers of the Corporation, and the enjoyment and exercise thereof, as conferred by the laws of the State of Nevada; and it is the intention that the purposes and powers specified in each of the paragraphs of this Article III shall be regarded as independent purposes and powers.

The Company is engaged in multiple business activities, which include:

During the calendar 2000, the company set-out to merger with ACS Sports, a Delaware corporation. The company did sign an agreement to merger with this Company. Although this merger did not take place, the Company did forward
ACS Sports $1,415,000 for a 10% convertible promissory note. In the event that ACS Sports.com, Inc. defaults on the note, the Company has the right to convert the note to shares of ACS Sports.com common stock at a rate of 1 share to $1.00 of principal and interest due at the time of conversion (See Financial Note 2).

The Company now has an investment in ACS Sports.com, Inc. which partners with professional teams, leagues and sports-related organizations to design, build host and manage their "official" presence on the worldwide web. ACS Sport has already established itself as a market leader in this niche by developing partnerships with 11 domestic professional sports franchises across three sports, three regional sports media companies and two major professional leagues and is rapidly developing dominant positions in regional markets across the country and the world, networking geographically and/or affinity linked sports content. ACS Sports partners include the New York Yankees, New York Mets, Denver Broncos, Anaheim Might Ducks and Comcast Sportsnet. ACS Sports creates the leading interactive sports destinations for its properties by combining its proprietary online custom publishing system, community building and technology convergence with each property's unique content, established brand and fan base.

ACS Sports is not focused on building its brand with consumers (Business-to-Consumer) but instead dedicated to providing an internet branding vehicle to sports teams and organizations (Business-to-Business). ACS Sports is committed to augmenting the brand power of its partner properties while remaining inconspicuous to the site traffic across its "invisible" network.
All marketing costs to promote the site in the ACS network are borne by its partners as ACS Sports typically negotiates in its contracts with teams, leagues or media companies for the property to provide ACS Sports promotional "value-in-kind" services to generate interest in and drive consumer traffic to its "official" Website. In these arrangement, the team, league and/or broadcast partner guarantees certain promotion minimums with respect to various outlets, including: stadium signage, in-game billboards, TV & radio sports, print materials, and designated promotion game-days. The Company has 75 employees and has just completed the build-out of a state-of-the-art website.

ACS Sports' predominant business is the creation and management of Websites for sports organizations. The Company has secured Website partnerships in four categories: team, league, regional sports portal, and specialty site. The ACS Sports property base currently comprises 11 team sites spanning three leagues, 2 individual league sites, 4 regional sports portals, and 1 specialty site.

In forming the full-service, online conduit for teams to reach their fan bases, ACS Sports works with the teams to design, develop and maintain their sites. Once created, ACS Sports maintains each site through a dedicated, on-site staff composed of a Webmaster, multimedia producer, and a beatwriter that travels with the team.

Subsequent Event
----------------

In early January, 2001, the Company entered into a agreement with CacheStream Corporation. The Company has forwarded to-date, $450,000 to CacheStream on a convertible note. On March 12, 2001, ECCM filed an Information Statement on
Schedule 14f1 with the U.S. Securities and Exchange Commission, and subsequently sent this statement out to its shareholders. This Information statement discusses the CacheStream agreement.

The Company, eCom Acquisition Corp., a Colorado corporation and CacheStream, a Colorado coorporation executed an Agreement, pursuant to which eCom Acquisition Corp. agreed to merge with and into CacheStream, such that CacheStream would be the survivor and become a wholly-owned subsidiary of the Company. To accomplish this Agreement, the Company agreed to issue to the shareholders of CacheStream an aggregate of 43,355,733 shares of its common stock. Upon completion, Mr. Ian Archibald, one of the Company's two current directors, would resign and be replaced by new directors designated by CacheStream.
Mr. Brian Kitts, the one remaining current director of the Company, will continue to serve as a director of the Company with the Incoming Directors.

Recent Event
------------

eCom has recently re-negotiated its agreement with CashStream Corporation.
On or before June 15, 2001, eCom shall purchase $150,000 in Debentures from CashStream. These Debentures, together with any accrued interest of 8% per annum, shall be automatically converted into Common Stock of CashStream. July through December, 2001, eCom plans to purchase Equity Tranches in CashStream, which will also be converted into additional CashStream common stock. eCom shall also receive a number of warrants equal to 33% of the number of the number of shares issuable upon such conversion. The warrants shall have a 3 year term and shall have piggyback registration rights. This common stock conversion, once completed, will represent for eCom approximately a ten percent ownership in CashStream.

TRADEMARKS

The Company regards substantial elements of its future and underlying infrastructure and technology as proprietary and attempts to protect them by relying on trademark, service mark, copyright and trade secret laws and restrictions on disclosure and transferring title and other methods. The Company plans to enter into confidentiality agreements with its future Employees and any future consultants and in connection with its license agreements with third parties and generally seeks to control access to its irrigation business and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's proprietary information without authorization or to develop similar technology independently. Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in irrigation businesses may be uncertain, and no assurance can be given as to the future viability or value of any of the Company's proprietary rights. This can be no assurance that the steps taken by the Company will prevent misappropriation or infringement of its proprietary information, which could have a material adverse effect on the Company's business, results of operations and financial condition.

EMPLOYEES

The Company currently has: one President and one Corporate Secretary. The Company has no intention at this time to add employees.

(i) The Company's performance is substantially dependent on the performance of its office, Ian Archibald, President/Director, Laurie Bird Kitts, Corporate Secretary and Brian Kitts, Director. In particular, the Company's success depends on their ability to develop, create and execute strategies for the company.

(ii) The Company does not carry key person life insurance on any of its personnel. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the business, results of operations and financial condition of the Company. The Company's future success also depends on its ability to retain and attract highly qualified technical and managerial personnel.

(iii) There can be no assurance that the Company will be able to retain its key managerial and technical personnel or that it will be able to attract and retain additional highly qualified technical and managerial personnel in the
future.   The inability to attract and retain the technical and managerial personnel necessary to support the growth of the Company's business, due to, among other things, a large increase in the wages demanded by such personnel, could have a material adverse effect upon the Company's business, results of operations and financial condition.

PROPERTIES

The Company's corporate headquarters are located at: 2078 Prospecter Avenue, Park City, UT 84060. Registrant's telephone number, including area code:
(435) 655-0856. The office space is provided by one of the Directors of the Company at no cost to the Company.

LEGAL PROCEEDINGS

     eCom is not a party to any material litigation and is not aware of any threatened litigation that would have a material adverse effect on its financial condition or results of operations.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                         RESULTS OF OPERATIONS FOR ECOM

GENERAL

eCom Corporation, is a developmental stage company whose original principal business objective was to provide reliable and cost efficient business Internet connectivity in the form of "website packages" for the business-to-business sector to use as rewards, coupons, or rebates. Although the Company's original business objective has not been completely abandoned, due to the struggle of Internet companies in the past year, the Company is currently assessing various options and strategies to become a profitable corporation.

The original focus of the Company was to become a regional provider (Nevada initially) of Internet connectivity and enhanced Internet services to small and medium sized businesses. Key elements of the Company's strategy included:
(i) consolidate the independent ISP industry in Nevada by acquiring additional local and regional ISPs focused on the Company's target market; (ii) integrate the operations of its ISPs focused on the operational economies of scale by leveraging its infrastructure and support services; (iii) develop and offer additional high-margin enhanced services to increase revenues from existing and future customers; and (iv) build customer loyalty and gain market share by expanding the Company's local technical, distribution and service capabilities and establishing eCom's regional brand name recognition.

The Company hoped that its above products and services could blend into serving the web designer market. The Company was unable to develop a customer base, that would support continue to support the Company, as such it did not develop a web designer market.

Based on adverse market conditions and the failure of many Internet "dot.com" companies, ECCM has reconsidered its original business plan, and is currently developing other business strategies.

After the Company evaluated its market, particularly within the State of Nevada and Utah, it has recognized that the market has changed for its services, and based on adverse market conditions that Internet companies are struggling to remain going concerns, the Company is seeking new initiatives.

Going Concern - The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has not commenced its planned principal operations. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern.

The officers and directors are involved in other business activities and may, in the future become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

RESULTS OF OPERATIONS

As a developmental stage Company, the Company did not generate any revenues. In addition, the Company does not expect to generate any significant revenues over the next approximately to twelve (12) months. During the Third Quarter, the Company experienced net losses $(7,998) or $(0.01) per share versus a profit of $9,959 or $0.01 for the same period last year. The net loss experienced for the First Quarter represented General and administrative expenses to the Company. Since the Company's inception (October 6, 1999), the Company has experienced a net loss of $(773,364)

INCOME TAXES

Income taxes are provided for using the liability method of accounting in accordance with Statement of Financial Accounting Standards No. 109 (SFAS #109) "Accounting for Income Taxes". A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities. There is no provision for income taxes for the periods ended December 31, 2000 and 1999 due to net losses and insignificant net income.

LIQUIDITY AND CAPITAL RESOURCES

On February 1, 1999, the Company completed a direct public offering of shares of common stock of the Company pursuant to Regulation D, Rule 504, of the Securities Act of 1933, as amended, whereby it sold 207,450 shares of the Common Stock of the Company to 57 unaffiliated shareholders of record.
The purchase price of the shares for each shareholder was $0.10 or ten cents. The Company filed an original Form D with the Securities and Exchange Commission on or about December 15, 1998, and an amended, final Form D with the Securities and Exchange Commission on or about February 15, 1999. Mr. Anthony Mello and Mr. Bert Blevins on May 1st acquired 1,000,000 shares a piece at price of $0.01 per share for a total capital investment of $20,000. On December 13, 1999, a Buying Group, lead by CashCom Services Corporation, a Canadian Corporation, acquired 2,000,000 shares of eCom Corporation's common stock, pursuant to an Share Purchase Agreement by and between Janeva Corp. and Campbell Mello Associates Corporation The Buying Group paid to Janeva Corporation and Campbell Mello Associates Corporation the sum of two hundred ninety thousand dollars ($290,000.00) for the common shares. The source of the funds was paid by cash wire transfer. eCom Corporation, in reliance upon an exemption from the registration provisions of Section 5 of the Securities Act of 1993, as amended, pursuant to Regulation D, Rule 506, of the Act, issued 12,000,000 restricted shares of its common stock, on December 17, 1999, at one (1) cent per share for a Note which totaled one hundred twenty thousand ($120,000) dollars, along with interest in the amount of ten (10) percent. The restricted stock was sold to Laurie Bird Kitts.

On September 30, 2000, the Company issued 3,986,740 shares of its $0.001 par value common stock for cash of $3,231,825 and Subscription Receivables of $755,000. The shares were issued pursuant to Rule 506, under Regulation D, of the Securities and Exchange Commission Act of 1933, offering. The funds received from investors are being held in escrow by a third-party escrow agent until such time as all monies have been received from the Subscription Receivables. $1,435,000 have been disbursed from escrow as an investment in an unrelated company. The Company advanced $1,415,000 to ACSSports.com, Inc., a Delaware corporation for a 10% convertible promissory note. In the event that ACSSports.com, Inc. defaults on the note, the Company has the right to convert the note to shares of ACSSports.com common stock at a rate of 1 share to $1.00 of principal and interest due at the time of conversion (See Financial Note 2).

As August 31, 2000, the Company has approximately 22,974,190 shares of its $0.001 par value common voting stock issued and outstanding which are held by
approximately two hundred eighteen (218) shareholders of record.   Management
anticipates that the proceeds from financing transactions delineated above will be sufficient to provide for the Company's capital needs for the next approximately three (3) to six (6) months.

The Company entered into a Letter of Agreement for a private equity line of Common Stock, pursuant to Regulation D, with Swartz Private Equity, LLC ("Swartz"). Under this agreement, Swartz shall make a firm commitment to purchase the Company's securities under the Equity Line and shall sell the securities under a qualified prospectus. The Private Equity Line shall be placed to Swartz under Regulation D. Subject to an effective Registration Statement and ending 36 months from the effective Registration date, ECCM shall have the right at its sole discretion to put Common Stock (each, a "Put" to Swartz. For each Put, Swartz shall receive an amount of warrants equal to 10% of the number of shares purchased under such Put, exercisable at the Exercise Price equal to 110% of the Market Price for each Put.

         SHAREHOLDINGS OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT OF ECOM

     The following table provides information as of June 30, 2001, concerning the beneficial ownership of each person known to eCom to be the beneficial owner of more than 5% of eCom 's outstanding common stock, by each of the President, Corporate Secretary of eCom, by each director of eCom, and by all directors and executive officers of eCom as a group. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the shares indicated.



Name and Address                   Number of shares
of Beneficial Owner                Beneficially Owned       Percent of Class*
-----------------------            -------------------      ----------------
Laurie Bird Kitts(1), Secretary     12,000,000               52.23%

Brian Kitts, Director (2)              500,000                2.17%

Ian Archibald (3)                      100,000                0.004%
   President, Director
                           ------------------------------------------------
                                    12,600,000               54.404%


* Percentage based on 22,974,190 shares (prior to the transaction)


All Officers and Directors (3 persons)
------------------------
(1)  Laurie Bird Kitts, 2078 Prospector Avenue, Park City , Utah 84060
     Mrs. Kitts is married to Brian Kitts, Director of the Corporation.
(2)  Brian Kitts, 2078 Prospector Avenue, Park City , Utah 84060.
     Mr. Kitts is married to Laurie Bird Kitts, Corporate Secretary and majority shareholder of the Company. See "Certain Related Transactions and Relationships." Mr. Kitts disclaims beneficial ownership in any shares of common stock owned by Mrs. Laurie Bird Kitts.
(3)  Ian Archibald, 1815 Sun Park Dr. Park City, Utah  84098

             BUSINESS OF TTR HP MOTORSPORT MARINESPORT RACING LLC

GENERAL

TTR HP has been formed to develop, produce, and distribute a product line aimed at two consumer groups. (1) High performance and racing consumers, and
(2) Fuel economy and improved performance consumers with stock and catalytic converter exhaust systems.

TTR HP has completed the R&D engineering, prototypes of AEROTURBINE--mufflers, muffler trademark, and filed a US patent pending. The manufacturing facility has been set up and is ready for production and inventory.

Management of the company believes they have identified a specific void in the market (high tech, high performance mufflers) and a consumer demand for a new revolutionary muffler product. TTR HP's marketing strategy for 2001 will emerge in three phases. Phase one will be the national AEROTURBINE--press release and the sponsoring of a snowmobile racing team. The media blitz will cover the AEROTURBINE( technology, the Polaris Exhaust System and the TTR 325 HP AEROTURBINE( RACING Package for the Dodge Cummins 24 valve Turbo Diesel. Phase two will consist of testing AEROTURBINE--technology in a totally controlled environment to develop consumer and institutional endorsements for it technical merits. AEROTURBINE--will be submitted for review by the following media groups: Four Wheel Drive (Turbo Diesel and Trucks), Hot Rod (high performance cars), Car & Driver (fuel economy and improved performance), and miscellaneous snowmobile, street bike, motocross, and marine publications. Phase three will be the national AEROTURBINE--MARINE press release and the sponsoring of a marine racing team. The media blitz will cover the AEROTURBINE--technology, and the TTR HP MARINE RACING Package for the V8 Mercruiser and OMC out drives.

No technological muffler upgrades have been implemented to date. The fact that AEROTURBINE( is a revolutionary technology covering a wide spectrum will generate tremendous media interest and attention. The promotion agenda will focus on clothing and apparel in the racing look fashion, which is one of the fasted growing clothing fashions in the targeted consumer groups. The company has identified excellent high volume distribution channels and is contractually ready to sign up distributors. Some distributors are in negotiations at the present time.

TTR HP's management team consists of the two founders, one VP of sales and marketing, and the other the VP of engineering and production. TTR HP is currently seeking an administrator and CFO, while seeking professionals in the motorsport and marinesport industries.

The primary goal of this entity is to become profitable in its second year of operations and establish industry leadership in the motorsport and marinesport exhaust and high performance industries.

PATENTS

TTR HP has a US patent pending on the TTR HP AEROTURBINE -- Technology and plans on filing the same patent information under several foreign countries.

TTR HP TECHNOLOGIES

TTR HP has a US patent pending; revolutionary high performance muffler technology. This technology is trade marked as AEROTURBINE( mufflers. AEROTURBINE--utilize vortex, aerofoil, induction, expansion, frequency resonation, cancellations, and velocity pressure transfer principals. AEROTURBINE--creates an airturbine effect inside the exhaust pipe; the motor frequency sounds turbo charged-even if it not. The sound is louder at idle, but as RPM increases the sound starts to dampen where you need it the most. Opposite of most mufflers on the market, the AEROTURBINE operates most efficient when the airflow, or RPM's increase-our technology helps to move exhaust, not restrict it. The ability to run high airflow, without power robbing restriction and backpressure, gives low and high-end torque, horsepower gains and overall high performance improvements.

TRADEMARKS

TTR HP has two US trademarks in the name of AEROTURBINE and TTR HP. These names will be used in all documents, promotional literature, and products associated with TTR HP.

DEVELOPMENT COSTS

TTR HP has spent over 15 months in research and development leading up the final AEROTURINE -- muffler design. Any and all expense incurred in the development and patent process have been paid. TTR HP is now past the development phase and is ready to move into full production.

PACKAGE PRODUCTS

TTR HP has engineered a complete AEROTURBINE -- Exhaust and Computer Module system for the DODGE CUMMINS 24 VALVE TURBO DIESEL and ISB CUMMINS commercial applications. The AEROTURBINE -- 5.0 TURBO DIESEL muffler produces a deep resonate "Big-Rig" sound with overall high performance.

The POWER EDGE EZ Computer Module maximizes engine efficiency by monitoring the RPM, timing, turbo boost pressure and fueling parameters to determine both fueling and timing enhancements for the Bosch fuel injection pump, this provides an additional 65 rear wheel horsepower and adds 185 foot pounds of torque just from the Computer Module alone, add the AEROTURBINE--Exhaust system and synergistically increase Horsepower and Torque above the 65 HP and 185 lbs of torque. Simply plug one connector into the ECM (Engine Control Module) Data Link port and the other into the MAP sensor port. Plugging into the MAP sensor port, monitors critical operating parameters in real time data formats that pertain to instantaneous RPM, RPM rate of change (XY Axis), Turbo Boost Pressure with XY Axis, Timing with XY Axis, and Fueling with XY Axis. This data provides the feedback for controlling communications between POWER EDGE EZ Computer and the ECM Data Link Port. This constantly provides overall best safe operating parameter settings. The POWER EDGE EZ installs in minutes, or can be removed just as quickly; no splicing into the harness or unplugging anything, providing a true plug & play device. The system safely increases Horsepower and Torque, quicker average boost pressures, improves fuel economy and overall performance. This full spectrum, safe, high performance racing technology is not available elsewhere.


TTR 325HP AEROTURBINE RACING package includes:

Massive 5" resonator outlet pipe with 4" inlet exhaust pipe, the revolutionary high flow TTR HP AEROTURBINE -- 5.0 TURBO DIESEL Muffler, a POWER EDGE EZ COMPUTER MODULE, pillar mounted Pyrometer and Boost pressure gauges to protect and monitor your turbo diesel motor, and (2) Factory matching TTR 325HP
AEROTURBINE-RACING emblems.   PACKAGE FOR DODGE CUMMINS 24 VALVE TURBO DIESEL
ONLY.  ALL COMPONENTS CAN BE PURCHASED SEPERATELY!

TTR HP POLARIS AEROTURBINE -- RACING EXHAUST PACKAGE

TTR HP has engineered a complete AEROTURBINE Exhaust system for POLARIS 700 & 800 Big Block Twins. The lightweight Exhaust system creates an Air Turbine inside the exhaust pipe, this produces deep Turbo Charged sound, while safely increasing Low and High end Horsepower, Torque and overall performance. The AEROTURBINE( Exhaust system installs in minutes, or removes just as quick back to the stock exhaust, for family sledding, or when radical high performance is not needed.

TTR HP POLARIS AEROTURBINE -- RACING package includes:

2" factory compatible exhaust ball connector and 2" exhaust outlet pipe, the revolutionary TTR HP AEROTURBINE--2.5 Muffler, CHT (Cylinder Head Temperature) gauge, (2) TTR HP MOTORSPORT RACING emblems. PACKAGE FOR POLARIS 700 & 800
BIG BLOCK TWINS ONLY. ALL COMPONENTS CAN BE PURCHASED SEPERATELY!


TTR HP MARINESPORT RACING PACKAGE

TTR HP has engineered a complete AEROTURBINE -- MARINE Exhaust system for V8 Mercruiser or OMC Out Drives. TTR HP AEROTURBINE -- MARINE Exhaust System has adjustable effluent airflow, backpressure, db sound and tone levels. The lightweight, small footprint Exhaust system creates an Air Turbine inside the exhaust pipe, this produces deep Turbo Charged sound with outrageous High Performance, while safely increases High and Low End Horsepower, Torque and overall performance. You can also switch back to the stock factory stern drive exhaust. Mild to Wild, or anything in between, the captain decides.

TTR HP MARINESPORT RACING package includes:

4" Exhaust outlet pipe, the revolutionary TTR HP AEROTURBINE--5.0 Muffler, Diverter Y pipe, Butterfly Valve, Linear Actuator, Valve position gauge, Valve Controller, CHT gauge, (2) TTR HP MARINESPORT RACING emblems.

TTR HP AEROTURBINE 2.5 SILENCER FOR 2 & 4 STROKE MOTORS. The lightweight TTR HP

AEROTURBINE--2.5 Silencer creates an Air Turbine inside the exhaust pipe, this produces deep Turbo Charged sound with High Performance, while safely increases Low and High End Horsepower, Torque and overall performance.
* Motocross Dirt Bikes
* Street Bikes (wait to hear and feel it on a HOG)
* Bullet Bikes
* ATVs

TTR HP AEROTURBINE -- 2.5 MUFFLER

FOR 4 & 6 CYLINDER GASOLINE MOTORS
The lightweight TTR HP AEROTURBINE -- 2.5 Muffler creates an Air Turbine inside the exhaust pipe, this produces deep Turbo Charged sound with High Performance, while safely increases Low and High end Horsepower, Torque and overall performance. Substantial High Performance gains are experienced when an AEROTURBINE is used with a stock Catalytic Converter exhaust system.


TTR HP AEROTURBINE -- 3.5 MUFFLER

FOR V8 GASOLINE MOTORS. The lightweight TTR HP AEROTURBINE -- 3.5 Muffler creates an Air Turbine inside the exhaust pipe, this produces deep Turbo Charged sound with High Performance, while safely increases High and Low End Horsepower, Torque and overall performance. Substantial High Performance gains experienced when an AEROTURBINE -- used with a stock Catalytic Converter exhaust systems.

TTR HP AEROTURBINE -- 5.0 TURBO DIESEL MUFFLER

FOR TURBO DIESEL MOTORS. TTR HP AEROTURBINE 5.0 TURBO DIESEL Mufflers create an Air Turbine inside the exhaust pipe, increasing the efficiency and effectiveness of the Turbo Charger. The AEROTURBINE -- produces deep resonate big rig sound with extremely High Performance for any turbo diesel motor, while safely increasing Low and High end Horsepower, Torque and overall performance. Quicker average turbo spool up with higher boost pressures, lower exhaust gas temperature, improves fuel economy.

TTR HP PRODUCTS

POWER EDGE EZ COMPUTER MODULE
TURBO BOOST GAUGE W/ INSTALL KIT
PYROMETER GAUGE W/ INSTALL KIT
CHT GAUGE W/ INSTALL KIT
2 & 3 GAUGE PILLAR MOUNTS
UNIVERSAL TTR HP RACING SS NERF BAR  STEPS

MARKETING PLAN

TTR HP plans to capitalize on the high performance accessory market with the introduction of the patented AEROTURBINE--technology: The revolution of a high-tech, high-performance muffler technology that was developed using Vortexial, AeroFoil Technology.

The marketing plan is designed to penetrate the existing markets for new technology exhaust and hi-performance products. The major markets for TTR HP product line will be: 1) vehicles that utilize catalytic converters that would like to improve performance and fuel economy and 2) consumers that are looking to gain hi-performance out their vehicles (cars, boats, atvs, trucks, etc). These products will be marketed through the following channels:

     OEM Manufacturers
     Wholesale Distributors
     Automotive Manufactures
     Marine Manufactures
     Automotive Chain Stores
     Marine Aftermarket Stores


EMPLOYEES

     As of June 30, 2001, TTR employed 4 employees.  They include:  a CEO and Director, a President, a Vice President, Marketing and Sales and a Vice President, Production and Manufacturing. There can be no assurance that the Company will be able to retain its key managerial and technical personnel or that it will be able to attract and retain additional highly qualified
technical and managerial personnel in the future.   The inability to attract
and retain the technical and managerial personnel necessary to support the growth of the Company's business, due to, among other things, a large increase in the wages demanded by such personnel, could have a material adverse effect upon the Company's business, results of operations and financial condition.


LEGAL PROCEEDINGS

     TTR is not a party to any material litigation and is not aware of any threatened litigation that would have a material adverse effect on its financial condition or results of operations.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
    AND RESULTS OF OPERATIONS OF TTR HP MOTORSPORT MARINESPORT RACING LLC

OVERVIEW

TTR HP has been formed to develop, produce, and distribute a product line aimed at two consumer groups. (1) High performance and racing consumers, and
(2) Fuel economy and improved performance consumers with stock and catalytic converter exhaust systems.

TTR HP has completed the R&D engineering, prototypes of AEROTURBINE--mufflers, muffler trademark, and filed a US patent pending. The manufacturing facility has been set up and is ready for production and inventory.



RESULTS OF OPERATIONS

As a developmental stage Company, the TTR generated $7,480 in revenues During the period January through June, 2001. The cost of goods sold for This period amount to $9,302, which resulted in a negative gross profit of $(1,822). Additionally, TTR had general and administrative expenses of $85,817 for the same period of January through June, 2001, which resulted in an overall loss for the company of $(87,639).

As stated, the Company has a US patent pending on the TTR HP AEROTURBINE. Until the patent is approved, the Company has not placed a value for this patent on its Balance Sheet.

                   MANAGEMENT OF TTR FOLLOWING THE TRANSACTION

     The names and ages of the persons who will be the executive officers and directors of consolidated company after the transaction and the positions and offices they will hold are as follows:


                NAME                    AGE                  POSITION
                ----                    ---                  --------
Craig Cummings                          37     CEO and Director
Anthony Sutera                          31     President and Director
Kendell (Tiny) Woolstenhulme                   Vice President, Production and
                                        43     Manufacturing
Ed Parkinson                            53     Financial Advisor



Craig Cummings, CEO, Director and Founder.
-----------------------------------------

Ph.D. in Electronics, with a minor in Aeronautical Engineering, Columbia State University. Twenty years industrial electronics experience. Specializing in Aerospace, defense electronics, oil refineries, power plants and mining industries. Avionics Engineering, ROCKWELL INTERNATIONAL COLLINS DEFENSE COMMUNICATIONS. Managed complete manufacturing and test repair program for ADF-15 the autopilot used exclusively on the F-15 Fighter Jets. Electromechanical Engineering, specializing in R&D of Electronic Plasma Arc Controllers targeted at emissions reduction for diesel and gasoline combustion, and exhaust flow dynamics and characteristics.


Anthony Sutera, President Director and Founder
----------------------------------------------

Civil Engineering, and Computer Information Systems background, University of Utah. 5 years engineering and construction experience. Ten years communications systems experience specializing in commercial two-way and satellite based systems. Managed and implemented new communications system for WASATCH COUNTY, UTAH. Provided complete service and sales for all communications services for SUMMIT COUNTY, PARK CITY FIRE, and HOLMAN INDUSTRIES.

Kendell (Tiny) Woolstenhulme
----------------------------

Vice President, Production and Manufacturing, he has a Bachelor of Science degree in Business Management, Weber State University. He has 16 years experience in Construction including design, field engineering, and project management. Several years experience in real estate development including all aspects from design to development and full construction implementation. Own and manage TyCon Inc. a Utah company having 35 employees. Provided complete turnkey construction for many large companies including Perry Homes, Taylor Homes, and Elk Ridge Development.


Ed Parkinson
------------

Financial Advisor, twenty years experience as a Senior Consultant to many board of directors of Banks, Savings and Loans, and Mortgage Companies. The work that was performed includes the following: The budgeting of $20-$150 million per month of production and related activities, interfacing with the board of directors and presidents with regards to most legal issues, relating to any and all lending activities from state and federal approval to supervising the staffs activities on a daily basis, managing warehouse lines of credit in excess of $15 million per month and delivery of collateral to investors budgeting and forecasting investor relations nationwide secondary marketing, and daily loan delivery overseeing management and operations on a day to day basis.

             SHAREHOLDINGS OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
                  OF TTR FOLLOWING THE TRANSACTION (PRO FORMA)

     The following table provides information concerning the anticipated beneficial ownership, immediately following completion of eCom 's proposed transaction with TTR, of outstanding common stock of the consolidated company by (i) each person anticipated to be the beneficial owner of more than 5% of the outstanding common stock of the consolidated company, (ii) by each anticipated director and executive officer of the consolidated company, and
(iii) by all anticipated directors and executive officers as a group. The information assumes that: (i) 4,800,000 eCom common shares are issued in exchange for 15% of TTR; and (ii) no directors or executive officers purchase or sell any eCom common stock from June 30, 2001 through the date when the transaction is completed. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the shares indicated.



Name and Address                   Number of shares
of Beneficial Owner                Beneficially Owned       Percent of Class*
-----------------------            -------------------      ----------------
Laurie Bird Kitts(1), Secretary     12,000,000               44.20%

Brian Kitts, Director (2)              500,000                1.80%

Ian Archibald (3)                      100,000                0.004%
   President, Director
                           ------------------------------------------------
                                    12,600,000               46.004%


* Percentage based on 27,774,190 shares, following the transaction of the issuance of 4,800,000 shares to the currently outstanding 22,974,190 shares


All Officers and Directors (3 persons)
------------------------
(1)  Laurie Bird Kitts, 2078 Prospector Avenue, Park City , Utah 84060
     Mrs. Kitts is married to Brian Kitts, Director of the Corporation.
(2)  Brian Kitts, 2078 Prospector Avenue, Park City , Utah 84060.
     Mr. Kitts is married to Laurie Bird Kitts, Corporate Secretary and majority shareholder of the Company. See "Certain Related Transactions and Relationships." Mr. Kitts disclaims beneficial ownership in any shares of common stock owned by Mrs. Laurie Bird Kitts.
(3)  Ian Archibald, 1815 Sun Park Dr. Park City, Utah  84098

                       DESCRIPTION OF ECOM CAPITAL STOCK

GENERAL

The Articles of Incorporation authorize the issuance of 80,000,000 shares of common stock, with $0.001 par value, and 5,000,000 preferred stock with $0.001 par value.

COMMON STOCK

     General.  As of August 31, 2001, 22,974,190 shares of common stock were
issued and outstanding.   No share of common stock is entitled to preference
over any other share and each such share is equal to other shares of common stock in all respects. In any distribution of assets, whether voluntary or involuntary, holders of common stock are entitled to receive pro rata the assets remaining after creditors and holders, if any, of stock with a liquidation preference have been paid in full.

     Voting. Common shareholders are entitled to one vote for each share held Of record on each matter submitted to a vote of the common shareholders.

     Dividends, Distributions and Redemptions. Subject to the preferential dividend rights of any subsequent classes or series of stock with such rights and preferences superior to the common stock as eCom 's board of directors may designate, the common stock shareholders are entitled to receive dividends as and when declared by eCom 's board of directors. However, dividends on eCom 's common stock are not contemplated in the foreseeable future. Under the Nevada Business Corporation Act, eCom may declare and pay dividends on the common stock only if it will be able to pay its debts in the ordinary course of business after making the distribution. In addition, eCom 's bank line of credit prohibits the payment of dividends without prior approval of the lender.

     If eCom were liquidated, its common shareholders would be entitled to receive, pro rata, all assets available for distribution to them after satisfaction of eCom 's liabilities and any payment applicable to any preferred stock then outstanding.

     No Cumulative Voting. eCom 's Articles of Incorporation provide that shareholders will not have cumulative voting rights in the electing of directors. Under cumulative voting, a shareholder could cast that number of votes in favor of one candidate or among several candidates equal to such shareholder's shares multiplied by the number of directors to be elected. Cumulative voting makes it possible for less than a majority of the shareholders to elect one or more members of the board of directors. Without cumulative voting, a majority of the voting power of the shareholders entitled to vote can elect the entire board of directors.

     No Preemptive Rights. eCom 's Articles of Incorporation provide that shareholders will not have any preemptive rights to subscribe for or purchase additional shares of capital stock. This means that eCom 's shareholders will not be entitled to acquire a certain fraction of the unissued securities or rights to purchase eCom securities before eCom may offer them to other persons. Preemptive rights enable a shareholder to maintain the shareholder's proportional voting power and proportional rights to receive dividends and other distributions by eCom .

LIMITATION OF DIRECTOR LIABILITY; INDEMNIFICATION

Article XII of the Company's Articles of Incorporation for the Company do contain provisions for indemnification of the officers and directors; in addition, Section 78.751 of the Nevada General Corporation Laws provides as follows: 78.751 Indemnification of officers, directors, employees and agents; advance of expenses.

1) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suitor proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him n connection with the defense.

4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders:
(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to act, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion;
or (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot to obtained, by independent legal counsel in a written opinion; or

5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than the directors or officers may be entitled under any contract or otherwise by law.

6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his act or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. (b) Continues for a person who has ceased to be a director, officer, employee or agent and endures to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities
Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities
(other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                   COMPARISON OF RIGHTS OF ECOM AND TTR

     Upon completing the transaction, TTR shareholders will become shareholders of eCom. Because TTR was organized as a limited liability company under the laws of the Utah and eCom was incorporated under the laws of the State of Nevada, the rights of eCom 's shareholders under its Articles of Incorporation and Bylaws differ in certain respects from the rights of TTR's shareholders under its statutes, being the equivalent of articles of incorporation and bylaws. Certain significant differences between the rights of eCom shareholders and TTR shareholders are summarized below. This summary does not, however, purport to be a complete description of all of the differences between the rights of shareholders of TTR and the rights of shareholders of eCom .

CLASSIFICATION, REMOVAL, AND NOMINATION OF DIRECTORS

     Classification. eCom 's Articles of Incorporation and Bylaws do not classify its board of directors, and directors are elected each year for a one-year term.

     TTR statutes (articles of organization and bylaws) do not classify a term for its board of directors, or managing members. It being understood that directors may be renewed by the majority its members at it annual shareholders' meeting.

     Amendment of Provisions. eCom 's Bylaws provide that eCom 's board of directors has the power to make, alter, amend or rescind provisions of eCom 's Bylaws, except for provisions fixing a quorum for meetings of shareholders and provisions regarding removal of directors or filling vacancies on the board.

     Provisions of the statutes (bylaws) of TTR may be amended or rescinded by a vote of 2/3 of its members attending or represented at extraordinary shareholders' meetings.

     Liability of Directors. eCom 's Articles of Incorporation exempt Directors from personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by Nevada law. There is no similar with TTR.

PREFERRED STOCK

     eCom has 5,000,000 authorized but unissued shares of undesignated stock. Under governing eCom 's Articles of Incorporation, no action by its shareholders is necessary, and only action of the board of directors is required, to authorize the issuance of any of the undesignated stock. The board of directors is empowered to establish and to designate each class or series of the undesignated shares and to set the terms of such shares (including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences). Accordingly, the board of directors, without shareholder approval, may issue such undesignated shares in one or more series of preferred stock having rights, preferences, privileges or restrictions, including voting rights, that may be greater than the rights of holders of common stock, provided, however, that the issuance of preferred stock is approved by a majority of eCom 's independent directors who do not have an interest in the transaction and who have access, at eCom 's expense, to eCom 's or independent legal counsel.

     It is not possible to state the actual effect of the issuance of any Shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of eCom without further action by the shareholders. eCom has no present plans to issue any shares of preferred stock.

     TTR, is a limited liability company, and its Articles or Organization did not authorize any preferred stock.

VOTING RIGHTS; SHAREHOLDER APPROVALS

     Under eCom 's Articles of Incorporation, holders of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. eCom 's Bylaws provide that, except as specifically required otherwise under eCom 's Articles or Nevada law, all matters submitted to the shareholders are decided by a majority vote of the shares entitled to vote and represented at a meeting at which there is a quorum. eCom 's Articles of Incorporation require approval by a majority of the shares entitled to vote to authorize a merger, exchange, sale of substantially all its assets, or a dissolution of eCom .

     Under the TTR statutes (bylaws) holders of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Except as specifically required otherwise under TTR statutes (bylaws), all matters submitted to the shareholders are decided by a majority vote of the shares entitled to vote and represented at a meeting at which there is a quorum. Quorum is one-third of the shares for the first notice and one-fourth for the second notice if needed because a quorum is not reached after the first notice.

CUMULATIVE VOTING

     Neither eCom 's nor TTR's governing documents provides for cumulative voting for holders of common stock.

PREEMPTIVE RIGHTS

     Under eCom 's and TTR's governing documents, holders of common stock are denied preemptive rights.

AMENDMENT OF THE ARTICLES OF INCORPORATION

     Under Nevada law, an amendment to the articles of incorporation requires the affirmative vote of the holders of a majority of the shares present and entitled to vote unless a larger affirmative vote is required by the corporation's articles. eCom 's Articles of Incorporation do not contain any provisions that require a larger affirmative vote in order to amend its Articles of Incorporation.

BUSINESS COMBINATIONS AND CONTROL SHARE ACQUISITIONS

Nevada Anti-Takeover Provisions

The anti-takeover provisions of Sections 78.411 through 78.445 of the Nevada Corporation Law apply to eCom. Section 78.438 of the Nevada law prohibits the Company from merging with or selling eCom or more than 5% of our assets or stock to any shareholder who owns or owned more than 10% of any stock or any entity related to a 10% shareholder for three years after the date on which the shareholder acquired the eCom shares, unless the transaction is approved by eCom's Board of Directors. The provisions also prohibit the Company from completing any of the transactions described in the preceding sentence with a 10% shareholder who has held the shares more than three years and its related entities unless the transaction is approved by our Board of Directors or a majority of our shares, other than shares owned by that 10% shareholder or any related entity. These provisions could delay, defer or prevent a change in control of eCom.

                                 LEGAL MATTERS

     The validity of the eCom common stock to be issued in connection with the transaction will be passed upon for eCom by Thomas C. Cook, Esq., Thomas C. Cook & Associates, Ltd., 4955 South Durango, Suite 214, Las Vegas, Nevada 89113.

     Certain legal matters for TTR will be passed upon by Scott Welling, 2064 Prospector Ave, Park City, UT 84060.

                                    EXPERTS

     The audited financial statements of eCom as of December 31, 1999 and 2000, included in this Proxy Statement/Prospectus, have been audited by G. Brad Beckstead, CPA, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of their report as experts in accounting and auditing. The audited financial statements of TTR as of June 30, 2001, included in this Proxy Statement/ Prospectus, have been audited by Brian Clark, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of their report as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     eCom files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements, or other information filed by eCom at the SEC's public reference rooms at 450 5th Street, N.W., Washington, D.C. 20549, or at 7 World Trade Center, Suite 1300, New York, New York 10048, or at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. The SEC also maintains an Internet site at "http://www.sec.gov" that contain reports, proxy and information statements, and other information regarding issuers, like eCom, that file electronically with the SEC.

     You can also inspect reports, proxy statements and other information about eCom at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

     eCom has filed with the SEC a Registration Statement on Form S-4 to register the eCom common stock to be issued in the transaction. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of eCom in addition to being a proxy statement of eCom for the Special Meeting. As allowed by SEC rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement and the exhibits to the Registration Statement.

     The SEC allows eCom to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this Proxy Statement/Prospectus, except for any information superseded by information in (or incorporated by reference in) this Proxy Statement/Prospectus.

     This Proxy Statement/Prospectus incorporates by reference the documents listed below that eCom has previously filed with the SEC. These documents contain important information about eCom and its finances.

     1. Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999 and for fiscal year ended December 31, 2000;

     2. Form 10-QSB for the Quarters ended March 31, 2001, September 30, 2000, June 30, 2000, March 31, 2000, September 30, 1999. Incorporated by reference to the Company's Quarterly Reports for Small Business Issuers on Form 10-QSB, previously filed with the Commission.

     3. Current Report on Form 8-K dated March 20, 2000 and December 17, 1999.

     eCom is also incorporating by reference all additional documents that it may file with the SEC between the date of this Proxy Statement/Prospectus and the date of the Special Meeting.

     If you are an eCom shareholder, eCom may have sent you some of the documents incorporated by reference, but you can obtain any of them from eCom or the SEC. Documents incorporated by reference are available from eCom without charge, except for any exhibits to those documents unless we have specifically incorporated by reference a particular exhibit in this Proxy Statement/Prospectus. Shareholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

                             eCom Corporation
                             2078 Prospecter Avenue
                             Park City, UT 84060
                             Attn:  Mr. Brian Kitts
                             Telephone:  435-655-0856

     If you would like to request documents from eCom, please do so by [date One week prior to meeting date], 2001 to receive them before the Special Meeting.

     Neither eCom nor TTR has authorized anyone to provide you with information that is different from, or in addition to, what is contained or referred to in this Proxy Statement/Prospectus. eCom has supplied all information contained or incorporated by reference in this Proxy
Statement/Prospectus relating to eCom and TTR has supplied all information contained herein relating to TTR.

                         INDEX TO FINANCIAL STATEMENTS

G. BRAD BECKSTEAD
---------------------------
Certified Public Accountant
                                                  330 E. Warm Springs
                                                 Las Vegas, NV  89119
                                                         702.528.1984
                                                  425.928.2877 (efax)
                INDEPENDENT ACCOUNTANT'S REVIEW REPORT
                --------------------------------------
Board of Directors
eCom Corporation
(a Development Stage Company)
Las Vegas, NV

I have reviewed the accompanying balance sheet of eCom Corporation (a Nevada corporation) (a development stage company) as of June 30, 2001 and the related statements of operations for the three and six months ended June 30, 2001 and 2000 and for the period October 6, 1998 (Inception) to June 30, 2001, and statements of cash flows for the six month period ending June 30, 2001 and 2000 and for the period October 6, 1998 (Inception) to June 30, 2001. These financial statements are the responsibility of the Company's management.

I conducted my reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, I do not express such an opinion.

Based on my reviews, I am not aware of any material modifications that should be made to the accompanying financial statements referred to above for them to be in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has had limited operations and has not commenced planned principal operations. This raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

I have previously audited, in accordance with generally accepted auditing standards, the balance sheet of ECom Corporation (a development stage company) as of December 31, 2000, and the related statements of operations, stockholders' equity, and cash flows for the year then ended (not presented herein) and in my report dated March 29, 2001, I expressed an unqualified opinion on those financial statements.

/s/  G. Brad Beckstead
----------------------
G. Brad Beckstead, CPA

August 20, 2001
                                eCom Corp
                        (a Development Stage Company)
                               Balance Sheet

BALANCE SHEET
                                     (unaudited)
                                       June 30,       December 31,
                                         2001             2000
                                       -------         -----------
ASSETS
Current Assets:
Cash                                   $   (1,419)      $    (1,748)
Funds held in escrow                      629,952         1,079,952
Short-term note receivable                450,000                -
                                       ----------       -----------
Total current assets                    1,081,371         1,078,204
                                       ----------       -----------

Long Term Receivable                    1,435,000         1,435,000
                                       ----------       -----------
Total Assets:                          $2,516,371       $ 2,513,204
                                       ==========       ===========

Liabilities and Stockholders' Equity

Current liabilities
  Loans from shareholder               $  50,983        $         -
                                       ----------       -----------

Stockholders' Equity:

Preferred stock, $0.001 par value,
    20,000,000 shares authorized, zero
    shares issued and outstanding              -                  -

Common stock, $0.001 par value,
    80,000,000 shares authorized;
    21,424,190 shares issued and
    outstanding                           21,424             21,424
Additional paid-in capital             4,132,146          4,132,146
Subscriptions receivable                (875,000)          (875,000)
Deficit accumulated during
development stage                       (813,182)          (765,366)
                                      ----------         -----------
Total Stockholders' Equity             2,465,388           2,513,204
                                      ----------         -----------
Total Liabilities and
    Stockholders' Equity              $2,516,371         $2,513,204
                                      ==========         ==========

The accompanying notes are an integral part of these financial statements.

                                 eCom Corp
                        (a Development Stage Company)
                           Statement of Operations
                                 (unaudited)
       For the Three and Six Months Ending June 30, 2001 and 2000
      and For the Period October 6, 1999 (Inception) to June 30, 2001


STATEMENT OF OPERATIONS

                                                                   October 6,
                       Three Months Ending  Six Months Ending        1999
                       -------------------  -----------------   (Inception) to
                        June 30,  June 30,  June 30, June 30,      June 30,
                          2001      2000      2001     2000         2001
                       ----------  -------  -------- --------  --------------
Revenue                 $      -   $      -  $      -   $      -   $   8,985
                        --------   --------  --------   --------   ---------
Expenses:
  General
  administrative
  expenses                39,818     18,634    47,816     18,675     834,167
                        --------   --------   --------  --------   ---------
Total expenses            39,818     18,634    47,816     18,675     834,167
                        --------   --------   --------  --------   ---------

Other income:
  Interest income              -      2,000          -    12,000      12,000
                        --------   --------   --------  --------   ---------
Total other income             -      2,000          -    12,000      12,000
                        --------   --------   --------  --------   ---------

Net (loss)              $(39,818)  $(16,634) $(47,816)  $ (6,675)  $(813,182)
                       =========  =========  =========  =========  ==========

Weighted average
number of
common shares
outstanding            1,515,000  1,500,000  1,515,000  1,500,000  1,515,000
                       =========  =========  =========  =========  =========

Net loss per share     $  (0.03)  $  (0.01)  $  (0.03)  $  (0.00)  $  (0.54)
                       =========  =========  =========  =========  =========


The accompanying notes are an integral part of these financial statements.

                                eCom Corporation
                          (a Development Stage Company)

                            Statement of Cash Flows
           For the Six Months Ending June 30, 2001 and 2000
      and For the Period October 6, 1999 (Inception) to June 30, 2001




STATEMENT OF CASH FLOWS

                                          Six Months Ending  October 6, 1999
                                                June 30,       (Inception) to
                                         --------------------      June 30,
                                          2001          2000          2001
                                         ---------    ---------   ------------
Cash flows from operating activities
Net (loss)                               $ (47,816)   $ (6,675)   $ (813,182)
Adjustments to reconcile net
(loss) to cash (used)
by operating activities:
Increase in current liabilities                   -     (1,053)            -
                                         --------     ---------   ----------
Net cash used by
   operating activities                   (47,816)      (7,728)     (813,182)
                                         --------     ---------   -----------
Cash flows from investing activities

Short-term note receivable               (450,000)                  (450,000)
Investment in ACS                               -             -   (1,435,000)
                                         --------     ---------   ----------
Net cash used
by investing activities                  (450,000)            -   (1,885,000)
                                         --------     ---------   -----------
Cash flows from financing activities
Issuance of common stock                        -             -    4,153,570
Subscription receivable                         -         8,000     (875,000)
Loan from shareholder                      50,983             -       50,983
Funds held in escrow                      450,000             -     (629,952)
                                         --------     ---------   -----------
Net cash provided by
   financing activities                   500,983         8,000    2,699,601
                                         --------     ---------   -----------
Net (decrease) increase in cash             3,167           272        1,419
Cash - beginning                           (1,748)           41            -
                                         ---------     ---------   -----------
Cash - ending                            $  1,419      $    313   $    1,419
                                         ========      ========   ===========
Supplemental disclosures:

   Interest paid                         $      -      $      -   $       -
                                         ========      ========   =========
   Income taxes paid                     $      -      $      -   $       -
                                         ========      ========   =========

Non-cash transaction:

Value of Common stock issued
   for services                          $      -      $      -   $  10,,000
                                         ========      ========   ==========
  Number of shares issued for services          -             -    1,000,000
                                         ========      ========   ==========


The accompanying notes are an integral part of these financial statements.

                           eCom Corporation
                   (a Development Stage Company)
                                Notes

Note 1 - Basis of Presentation

The consolidated interim financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these consolidated interim financial statements be read in conjunction with the financial statements of the Company for the year ended December 31, 2000 and notes thereto included in the Company's 10-KSB annual report. The Company follows the same accounting policies in the preparation of interim reports.

Results of operations for the interim periods are not indicative of annual results.

Note 2 - Going concern

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As at June 30, 2001, the Company has not recognized significant revenue to date and has accumulated operating losses of approximately $813,000 since inception. The Company's ability to continue as a going concern is contingent upon the successful completion of additional financing arrangements and its ability to achieve and maintain profitable operations. Management plans to raise equity capital to finance the operating and capital requirements of the Company. Amounts raised will be used to further development of the Company's products, to provide financing for marketing and promotion, to secure additional property and equipment, and for other working capital purposes. While the Company is expending its best efforts to achieve the above plans, there is no assurance that any such activity will generate funds that will be available for operations.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might arise from this uncertainty.

                           eCom Corporation
                   (a Development Stage Company)
                                Notes

Note 3 - Related party transactions

A shareholder of the Company has loaned $50,983 due 365 days from the date of the Note at a rate of 8% per annum.

The Company does not lease or rent any property. Office services are provided without charge by a director. Such costs are immaterial to the financial statements and, accordingly, have not been reflected therein. The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

Note 4 - Subsequent events

The Company entered into a consulting agreement with Jeffery Smith dated July 9, 2001. As compensation for entering into this Consulting Agreement and for services rendered over the Term, Mr. Smith was granted a warrant (the "Warrant") to purchase one hundred fifty thousand (150,000) shares of the Company's common stock, par value $0.001 per share, at a purchase price of $0.001 per share. The Warrant may be exercised in whole or in part, for a period of ten years from the date of signing the Warrant which shall be in the exact form as attached hereto. The Warrant, pursuant to the consent of the Company's Board of Directors, shall be granted in the name of Jeffery Smith. The Company registered the shares of common stock underlying the above referenced Warrant on a Form S-8 registration statement dated July 11, 2001.

The Company entered into a consulting agreement with T. J. Jesky dated July 11, 2001. As compensation for entering into this Consulting Agreement and for services rendered over the Term, Mr. Jesky was granted a warrant (the "Warrant") to purchase two hundred thousand (200,000) shares of the Company's common stock, par value $0.001 per share, at a purchase price of $0.001 per share. The Warrant may be exercised in whole or in part, for a period of ten years from the date of signing the Warrant which shall be in the exact form as attached hereto. The Warrant, pursuant to the consent of the Company's Board of Directors, shall be granted in the name of T. J. Jesky. The Company registered the shares of common stock underlying the above referenced Warrant on a Form S-8 registration statement dated July 11, 2001.

                           eCom Corporation
                   (a Development Stage Company)
                                Notes



The Company entered into a consulting agreement with Frank Speight dated August 16, 2001. As compensation for entering into this Consulting Agreement and for services rendered over the Term, Mr. Speight was granted a warrant (the "Warrant") to purchase one million (1,000,000) shares of the Company's common stock, par value $0.001 per share, at a purchase price of $0.001 per share. The Warrant may be exercised in whole or in part, for a period of ten years from the date of signing the Warrant which shall be in the exact form as attached hereto. The Warrant, pursuant to the consent of the Company's Board of Directors, shall be granted in the name of Frank Speight. The Company registered the shares of common stock underlying the above referenced Warrant on a Form S-8 registration statement dated August 17, 2001.

Brian Clark Accounting                    Office:  801-368-7834
PO Box 382                                   Fax:  801-705-2593
Payson, UT 84651

July 5, 2001


TTR HP Motorsport Marinesport Racing LLC
P. O. Box 681077
Park City, UT  84060

Board of Directors/Partners

We have compiled the accompanying statement of assets, liabilities and equity-cash basis of TTR HP Motorsport Marinesport Racing LLC as of June 30, 2001, and the related statement of revenues and expenses-cash basis for the past 6 months then ended in accordance with statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. The financial statements have been prepared on the cash basis of accounting, which is a comprehensive basis of accounting other than generally accepted accounting principles.

A compilation is limited to presenting in the form of financial statement information that is the representation of management. We have audited and reviewed the financial statements and find the transactions are true and correct


/s/ Brian Clark
-------------------------------
Brian Clark Accounting Services

               TTR HP Motorsport Marinesport Racing
                            07/12/01
                         Balance Sheet
                 Cash Basis As of June 30, 2001


BALANCE SHEET
                                           June 30, 01
ASSETS
     Current Assets
        Checking/Savings
           Zions Bank                      19,850.16
        Total Checking/Savings             19,850.16

        Accounts Receivable
           Accounts Receivable              7,524.93
        Total Accounts Receivable           7,524.93

        Other Current Assets
           Inventory Asset                 33,227.60
           Prepaid Mitek Corp               3,964.57
        Total Other Current Assets         37,192.17

     Total Current Assets                  64,567.26

     Fixed Assets
        Desk                                1,198.17
        Ipaq H3650                            532.00
        Pentium 850 Computer                  850.00
        Printer/ Fax Machine                  655.55
     Total Fixed Assets                     3,235.72

TOTAL ASSETS                               67,802.98

LIABILITIES & EQUITY
     Liabilities
        Current Liabilities
           Accounts Payable
             Accounts Payable               4,613.62
           Total Accounts Payable           4,613.62

        Total Current Liabilities           4,613.62

     Total Liabilities                      4,613.62

     Equity
        Brian Stanley Investor             20,000.00
        Charlie Lewis Investor             20,000.00
        Greg Allen Investor                25,000.00
        Matt Slaugh Investor               20,000.00
        Ron Baxter Investor                40,000.00
        Terrance Neil Investor             20,000.00
        Tiny Woolestenhulme                 5,660.83
        Net Income                        -87,471.47
     Total Equity                          63,189.36

TOTAL LIABILITIES & EQUITY                 67,802.98


STATEMENTS OF OPERATIONS DATA

                    TTR HP Motorsport Marinesport Racing
                      07/12/01 Profit & Loss
               Cash Basis January through June 2001


STATEMENT OF INCOME

                                                      Jan - Jun 01
Ordinary Income/Expense
     Income
        Sales                                          9,816.45
        Sales Discounts                               -2,336.15
     Total Income                                      7,480.30

     Cost of Goods Sold
        Cost of Goods Sold
             Demo's                                    4,793.65
             Cost of Goods Sold - Other                4,508.39
          Total Cost of Goods Sold                     9,302.04

       Total COGS                                      9,302.04

     Gross Profit                                     -1,821.74

     Expense
          Advertising                                  1,605.21
          Automobile Expense
             Automobile Lease                          4,725.38
             Automobile Expense - Other                1,402.49
          Total Automobile Expense                     6,127.87

          Bank Service Charges                            35.00
          Discounts                                     -402.10
          Licenses and Permits                           235.25
          Miscellaneous                                    0.00
          Postage and Delivery                           965.85
          Printing and Reproduction                    6,992.63
          Professional Fees
             Legal Fees                                3,091.79
             Management Fees                          45,000.00
             Professional Fees - Other                 8,000.00
          Total Professional Fees                     56,091.79

          Rent
             Office Rent                               2,350.00
          Total Rent                                   2,350.00
          Repairs
             Computer Repairs                            922.20
          Total Repairs                                  922.20

          Research & Development                       6,439.35
          Supplies
             Office                                    2,026.64
          Total Supplies                               2,026.64

          Taxes
             State                                         2.04
             Taxes - Other                                22.44
          Total Taxes                                     24.48

          Telephone                                    1,301.17
          Travel & Ent
             Meals                                       530.59
             Travel                                      572.00
          Total Travel & Ent                           1,102.59

       Total Expense                                  85,817.93

  Net Ordinary Income                                -87,639.67


                   TTR HP Motorsport Marinesport Racing
                       07/12/01 Statement of Cash Flows
                            January through June 2001



STATEMENT OF CASH FLOWS


                                                           Jan - Jun 01
           OPERATING ACTIVITIES
             Net Income                                      -87,471.47
             Adjustments to reconcile Net Income
             to net cash provided by operations:
                Accounts Receivable                           -7,524.93
                Inventory Asset                              -33,227.60
                Prepaid Mitek Corp                            -3,964.57
                Accounts Payable                               4,613.62
           Net cash provided by Operating Activities        -127,574.95

           INVESTING ACTIVITIES
             Desk                                             -1,198.17
             Ipaq H3650                                         -532.00
             Pentium 850 Computer                               -850.00
             Printer/ Fax Machine                               -655.55
           Net cash provided by Investing Activities          -3,235.72

           FINANCING ACTIVITIES
             Brian Stanley Investor                           20,000.00
             Charlie Lewis Investor                           20,000.00
             Greg Allen Investor                              25,000.00
             Matt Slaugh Investor                             20,000.00
             Ron Baxter Investor                              40,000.00
             Terrance Neil Investor                           20,000.00
             Tiny Woolestenhulme                               5,660.83
           Net cash provided by Financing Activities         150,660.83

        Net cash increase for period                          19,850.16

     Cash at end of period                                    19,850.16

</TABLE

                                    F-4

Financial Footnotes for TTR Motorsport Marine Racing LLC:

TTR LLC has been in business since January 2001. They are a start up company located in the Park City, Utah area. The past few months has been used to get the main product developed & patented and marketed throughout the country which has required the use of operating capital from private investors.

TTR Revenues have been limited throughout this timeframe. Because of the limited availability of the product to this point in time, most of the operating expenses have come from capital donations from investors/partners.

The largest expense for this time frame has been from the professional development of getting the business going and in operational status. The company currently is paying the lease on the partner's automobiles.

Appendix A

                          STOCK PURCHASE AGREEMENT
                              ECOM CORPORATION
                    TTR HP MOTORSPORT MARINESPORT RACING LLC
         SHAREHOLDERS OF TTR HP MOTORSPORT MARINESPORT RACING LLC

                          SHARE EXCHANGE AGREEMENT
                          ------------------------

MADE EFFECTIVE AS OF September 5, 2001 (the "Effective Date" based on shareholder approval of both companies.),

BETWEEN: eCom Corporation., a company incorporated under the laws of the State of Nevada and having a registered office at
            2078 Prospecter Avenue, Park City, UT  84060

           ("eCom");

AND:        TTR HP MOTORSPORT MARINESPORT RACING LLC
            SHAREHOLDERS OF TTR HP MOTORSPORT MARINESPORT RACING LLC
            P. O. Box 681077, Park City, UT  84060.

            (the "Shareholder(s)");

AND:        Craig Cummings and Anthony Sutera (the "Managers");

            ("TTR");

WHEREAS:

A. The authorized share capital of eCom consists of 80,000,000 common shares with a par value of $0.001 each, of which 22,974,190 shares (the "eCom Shares") are issued and outstanding;

B. The Shareholder(s) are the legal and beneficial owners of all the eCom shares;

C. TTR is a limited liability Company, organized under the laws of Utah, and its shareholders are the legal and beneficial owners of all the TTR shares;

D. The Shareholders and eCom have agreed to exchange the eCom common shares for TTR shares, on the terms and conditions described in this Agreement; and

E. The Managers have been actively involved in the management of TTR and the Subsidiary and expect to benefit directly and indirectly from the completion of the transactions contemplated herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained, the parties hereto do covenant and agree (the "Agreement") as follows:

1.  SHARE EXCHANGE
    --------------

1.1 Subject to the terms and conditions of this Agreement, the Shareholders of TTR and eCom agree that the Shareholders of TTR shall transfer 15 percent their TTR Shares to eCom, in exchange for the issue of 4,800,000 common shares of eCom (the "eCom Shares") to be distributed on a pro-rata basis to the shareholders of TTR.

1.2 The transactions contemplated under this Agreement (the "Transactions") shall be completed (the "Completion") at the offices of eCom's attorney, Thomas E. Cook & Associates, or at such other place as may be agreed between the parties, at 5:00 p.m. local time in Las Vegas, Nevada or at such other time as may be agreed between the parties, (the "Time of Closing") on or before December 31, 2001, or on such other date as may be agreed between he parties, (the "Closing Date").


2.  CONDITIONS PRECEDENT
    --------------------

2.1 eCom's obligation to carry out the terms of this Agreement and to complete its transactions contemplated under this Agreement is subject to the fulfillment to the satisfaction of eCom of each of the following conditions that:

     (a) on or before September 21, 2001 (the "Subject Removal Date"), eCom shall have been able to complete eCom's investigation (defined below) with results to its reasonable satisfaction;

     (b) at the Time of Closing, the attorney for the Shareholder shall provide an opinion dated as of the Closing Date, substantially in the form of Schedule A to this Agreement (the "TTR Legal Opinion");

     (c) at of the Time of Closing, the Shareholder, the Managers, TTR (collectively, the "TTR Group") shall have complied in all material respects with all of their respective covenants and agreements contained in this Agreement; and

     (e) at of the Time of Closing, the representations and warranties of each of the TTR Group contained in this Agreement or contained in any certificates or documents delivered by any of them pursuant to this Agreement shall be true in all material respects as if such representations and warranties had been made as of the Time of Closing.

The conditions set forth above are for the exclusive benefit of eCom and may be waived by eCom in whole or in part at any time at or before the Time of Closing.

2.2 The Shareholder's obligations to carry out the terms of this Agreement and to complete its transactions contemplated under this Agreement are subject to the fulfillment to its satisfaction of each of the following conditions that:

     (a) on or before the Subject Removal Date, the Shareholder shall have been able to complete the Shareholder's Investigation (defined below) with results to its reasonable satisfaction;


     (b) at the Time of Closing, the attorney for eCom shall provide an opinion dated as of the Closing Date, substantially in the form of Schedule B to this Agreement (the "eCom Legal Opinion");

     (c) at of the Time of Closing, eCom shall have complied in all material respects with all of its covenants and agreements contained in this Agreement; and

     (d) at of the Time of Closing, the representations and warranties of eCom contained in this Agreement or contained in any certificates or documents delivered by it pursuant to this Agreement shall be true in all material respects as if such representations and warranties had been made by eCom as of the Time of Closing.

The conditions set forth above are for the exclusive benefit of the Shareholder and may be waived by the Shareholder in whole or in part at or before the Time of Closing.

1.2 The parties acknowledge and agree each with the other that this Agreement and all of the transactions contemplated under this Agreement are subject to receipt of any regulatory approvals that may be required under applicable laws. If any such approvals are required but are not obtained by the Subject Removal Date, then this Agreement shall terminate and be of no further force or effect.


3.  COVENANTS, AGREEMENTS AND ACKNOWLEDGEMENTS
    ------------------------------------------

3.1 Each of the TTR Group severally covenants and agrees with eCom that it shall:

     (a) from and including the Effective Date through to and including the Time of Closing, use its best efforts to permit eCom, through its directors, officers, employees and authorized agents and representatives, at eCom's own cost, full access to the books, records and property of TTR and the Subsidiary including, without limitation, all of the assets, contracts, correspondence, accounts and minute books of TTR and the Subsidiary, so as to permit eCom to make such investigation (the "eCom's Investigation" of TTR and the Subsidiary as eCom considers advisable;

     (b) use its reasonable best efforts to obtain any regulatory approvals for this Agreement and the transactions contemplated hereunder required by applicable laws to be obtained by the Shareholder, TTR or the Subsidiary on or before the Subject Removal Date;

     (c) provide to eCom all such further documents, instruments and materials and do all such acts and things as may be reasonably requested in writing by eCom to obtain any regulatory approvals that may be required under applicable laws;

     (d) from and including the Effective Date through to and including the Time of Closing, use its reasonable best efforts to ensure that all of its representations and warranties contained in this Agreement or any certificates or documents delivered by it pursuant to this Agreement remain true and correct;

     (e) from and including the Effective Date through to and including the Time of Closing, use its reasonable best efforts to preserve and protect all of the goodwill, assets, business and undertaking of TTR and the Subsidiary and, without limiting the generality of the foregoing, carry on the businesses of TTR and the Subsidiary in a reasonable and prudent manner; and

     (f) from and including the Effective Date through to and including the Time of Closing, keep confidential all discussions and communications (including all information communicated therein) between the parties, and all written and printed materials of any kind whatsoever exchanged by the parties, except only any information or material that:


         (i) was in the public domain at the time of disclosure to a party (the "Recipient");

         (ii) was already in the possession of the Recipient prior to disclosure, as demonstrated by the Recipient through tangible evidence;

         (iii) subsequently enters the public domain through no fault of the Recipient or any officer, director, employee or agent of the Recipient; or

         (iv) is required to be disclosed by law or by a court or regulatory authority of competent jurisdiction;

and, if so requested by eCom, each of the TTR Group shall use its reasonable best efforts to cause any director, officer, employee, authorized agent or representative of TTR or the Subsidiary to enter into, and each of the TTR Group themselves shall enter into, a non-disclosure agreement with eCom in a form acceptable to eCom acting reasonably.

3.2 Each of the TTR Group severally covenants and agrees with eCom that, from and including the Effective Date through to and including the Time of Closing, it shall:

     (a) not do any act or thing that would render any representation or warranty of any of the TTR Group contained in this Agreement or any certificates or documents delivered by any of them pursuant to this Agreement untrue or incorrect; and

     (b) not sell, encumber or dispose of, or negotiate with any other person in respect of a sale, encumbrance or disposition of, any of the TTR Shares, the Subsidiary Shares or any goodwill, assets, business or undertaking of TTR or the Subsidiary, other than a sale of part of the assets of TTR or the Subsidiary for at least fair market value in the ordinary course of business.

3.3 Each of the TTR Group acknowledges to and agrees with eCom that eCom's Investigation shall in no way limit or otherwise adversely affect the rights of eCom as provided for hereunder in respect of the representations and warranties of each of the TTR Group contained in this Agreement or in any certificates or documents delivered by any of them pursuant to this Agreement.

3.4  eCom covenants and agrees with the TTR Group that eCom shall:

     (a) from and including the Effective Date through to and including the Time of Closing, permit the Shareholder, through his authorized agents and representatives, at the Shareholder's own cost, full access to the books, records and property of eCom including, without limitation, all of the assets, contracts, correspondence, accounts and minute books of eCom, so as to permit the Shareholder to make such investigation (the "Shareholder's Investigation") of eCom as the Shareholder considers advisable;

     (b) use its reasonable best efforts to obtain any regulatory approvals for this Agreement and the transactions contemplated hereunder required by applicable laws to be obtained by eCom on or before the Subject Removal Date including, without limitation, all approvals required under applicable securities laws or the rules or policies relating to the OTC Bulletin Board and make any and all filings and provide all notices required under applicable securities laws in connection with this Agreement and the consummation of the transactions contemplated herein, including the issue to the shareholders of the eCom Shares;

     (c) provide to the shareholders all such further documents, instruments and materials and do all such acts and things as may reasonably be requested in writing by the Shareholder to obtain any regulatory approvals that may be required under applicable laws;

     (d) from and including the Effective Date through to and including the Time of Closing, do all such acts and things that may be necessary to ensure that all of the representations and warranties of eCom contained in this Agreement or in any certificates or documents delivered by it pursuant to this Agreement remain true and correct; and

     (e) from and including the Effective Date through to and including the Time of Closing, subject to its legal reporting obligations, keep confidential all discussions and communications (including all information communicated therein) between the parties, and all written and printed materials of any kind whatsoever exchanged by the parties, except only any information or material that:

          (i) was in the public domain at the time of disclosure to a party (the "Recipient");

          (ii) was already in the possession of the Recipient prior to disclosure, as demonstrated by the Recipient through tangible evidence;

          (iii) subsequently enters the public domain through no fault of the Recipient or any officer, director, employee or agent of the Recipient; or

          (iv) is required to be disclosed by law or by a court or regulatory authority of competent jurisdiction;

and, if so requested by the TTR, eCom shall arrange for any director, officer, employee, authorized agent or representative of eCom to enter into, and eCom itself shall enter into, a non-disclosure agreement with TTR in a form acceptable to TTR acting reasonably.

3.5 eCom acknowledges to and agrees with the Shareholders that the Shareholder's Investigation shall in no way limit or otherwise adversely affect the rights of the Shareholder as provided for hereunder in respect of the representations and warranties of eCom contained in this Agreement or in any certificates or documents delivered by eCom pursuant to this Agreement.

3.6 eCom covenants and agrees with the TTR Group that, from and including the Effective Date through to and including the Time of Closing, eCom shall not do any act or thing that would render any representation or warranty of eCom contained in this Agreement or any certificates or documents delivered by it pursuant to this Agreement untrue or incorrect.

3.7 At or prior to the Time of Closing, eCom will take all necessary corporate action so that the officers and directors of eCom will be as follows:

Directors:
----------
     Ian Archibald
     Laurie Bird Kitts
     Brian Kitts

Officers:
---------
     Ian Archibald                           President
     Laurie Bird Kitts                       Corporate Secretary

4.  REPRESENTATIONS AND WARRANTIES
    ------------------------------

4.1 In order to induce eCom to enter into this Agreement and complete its transactions contemplated hereunder, each of the TTR Group severally represents and warrants to eCom that:

     (a) TTR was duly organized under the laws of the State of Utah and TTR:

         (i) is not subject to the reporting issuer requirements of the Securities and Exchange Commission (the "Act");

         (ii) has the power, authority and capacity to enter into this Agreement and carry out its terms; and

         (iii)  is in good standing under the laws of Utah;

     (b)  the Directors and Officers of TTR are as follows:

          (i)    Craig Cummings, Ph.D. (the "Managers");

          (ii)   Anthony Sutera (the "Managers");

     (c) the authorized and issued share capital of TTR is as set forth in paragraph A of the recitals to this Agreement;

     (d) except for the TTR Shares, there are no documents, instruments or other writings of any kind whatsoever which constitute a "security" of TTR as that term is defined under Utah law and, except as is provided for by operation of this Agreement, there are no options, agreements or rights of any kind whatsoever to acquire directly or indirectly any other shares of TTR from TTR;

     (e) the constating documents of TTR have not been altered since its date of Organization;

          (i) is not subject to the reporting issuer requirements United States Securities and Exchange Commission (the "Act");

          (ii) has the power, authority and capacity to enter into this Agreement and carry out its terms; and

          (iii) is in good standing with respect to the filing of annual reports required under the laws of Utah;

     (f) TTR has the corporate power to own the Assets and to carry on the business carried on by it, and TTR is duly qualified to carry on business in all jurisdictions in which it carries on business;

     (m) TTR has good and sufficient power, authority and capacity to enter into this Agreement and complete its respective transactions contemplated under this Agreement on the terms and conditions set forth herein;

     (n) none of the TTR Group has incurred any liability for agency, brokerage, referral or finder's fees, commissions or compensation of any kind whatsoever with respect to this Agreement or any transaction contemplated under this Agreement; and

     (o) the representations and warranties of the TTR Group contained in this Agreement disclose all material facts known to each of them specifically relating to the transactions involving the Shareholders and TTR contemplated under this Agreement which materially and adversely affect, or in the future may materially and adversely affect, their respective abilities to perform their respective obligations under this Agreement or the value of the TTR Shares, or the Assets.

4.2 In order to induce eCom to enter into this Agreement and complete its transactions contemplated hereunder, each of the Managers jointly and severally represents and warrants to eCom that:

     (a) he has good and sufficient power, authority and capacity to enter into this Agreement and complete the transactions contemplated under this Agreement on the terms and conditions set forth herein;

     (b) no third party privacy or intellectual property rights, including without limitation, copyright, trade secret or patent rights, were violated in the creation, compilation or acquisition of, or are violated by the use of, any of the Assets by TTR, or by any party through whom TTR acquired title or a license or to whom TTR has granted a license in respect of the Assets;

     (c) all of the material transactions of TTR have been promptly and properly recorded or filed in or with the books or records of TTR and the minute books of TTR contain all records of the meetings and proceedings of the shareholders and directors of TTR since its incorporation;

     (d) TTR holds all material licenses and permits that are required for carrying on their respective businesses in the manner in which such businesses have been carried on;

     (e) except as specified in Schedule C to this Agreement, TTR is the registered and beneficial owner of each of the properties and assets used by TTR or the Subsidiary and which is necessary or useful in the conduct of its business (collectively the "Assets"), which are owned as indicated therein;

         (i) TTR has good and marketable exclusive title to each of the Assets free and clear of all licenses, liens, charges and encumbrances of any kind whatsoever save and except those specified as "Permitted Encumbrances" on Schedule C.

     (f) each item of machinery and equipment of any kind whatsoever comprised in the Assets is in reasonable operating condition and in a state of reasonable maintenance and repair taking into account its age and use;

     (g) all of the bank accounts and safety deposit boxes of TTR are listed on Schedule C to this Agreement;

     (h) the audited financial statements of TTR the period ending June 30, 2000 (collectively the "TTR Statements"), copies of which are attached as Schedule D to this Agreement, are true and correct in every material respect and present fairly and accurately the financial position and results of the operations of TTR for the periods indicated, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis;

     (i) the TTR Statements disclose all material financial transactions of TTR since it respective date of organization to the date of such financial statements and such transactions have been fairly and accurately recorded;

     (j)  except as disclosed in the TTR Statements:

          (i) no dividends or other distributions of any kind whatsoever on any shares in the capital of TTR have been made, declared or authorized;

          (ii) no new machinery or equipment of any kind whatsoever has been ordered by, or installed or assembled on the premises of, TTR, except in the ordinary course of business and for machinery and equipment received and/or ordered in connection with the expansion of TTR all having a cost of not more than $10,000.

          (iii)  TTR is not indebted to its Shareholder(s):

          (iv) none of the Shareholder(s) or any other officer, director or employee of TTR is indebted or under obligation to TTR on any account whatsoever; and

          (v) neither TTR has guaranteed or agreed to guarantee any debt, liability or other obligation of any kind whatsoever of any person, firm or corporation of any kind whatsoever;

     (k) there are no material financial liabilities of TTR, whether direct, indirect, absolute, contingent or otherwise, which are not disclosed or reflected in the TTR Statements, except for liabilities arising in the ordinary course of business since the date thereof and liabilities in respect thereof;

     (l) to the best of its knowledge, any accounts receivable of TTR shown in the TTR Statements are bona fide, good and collectible without setoff or counterclaim;

     (m) the current directors, officers, key employees and independent contractors and consultants of TTR, and all of their current compensation arrangements with TTR, whether as directors, officers or employees of, or as independent contractors or consultants, are as listed on Schedule E to this Agreement;

     (n) no future payments of any kind whatsoever have been authorized or provided by TTR directly or indirectly to or on behalf of the Shareholder(s), the Managers or any of the directors, officers, key employees, independent contractors or consultants of TTR except in accordance with those compensation arrangements specified on Schedule E to this Agreement or except as contemplated by this Agreement;

     (o) there are no pensions, profit sharing, group insurance or similar plans or other deferred compensation plans of any kind whatsoever affecting TTR other than those specified on Schedule E to this Agreement;

     (p) TTR is not now, or has ever been, a party to any collective agreement with any labor union or other association of employees of any kind whatsoever, no collective bargaining agent has been certified in respect of TTR and there is no application pending for certification of a collective bargaining agent in respect of TTR;

     (q) the contracts and agreements included on Schedule E to this Agreement and those additional contracts and agreements specified on Schedule F to this Agreement constitute all of the contracts and agreements of TTR which are currently outstanding and which involve expenditures or receipts of $10,000.00 or more per annum, or licensing of or access to any of the Assets, (collectively the "Material Contracts");

     (r) except as is noted on the appropriate Schedule to this Agreement, the Material Contracts are valid and enforceable and TTR, as the case may be, is not in material default thereunder and, to the best of its knowledge, the other party or parties thereto are not in material default thereunder;

     (s) TTR has not licensed, leased, transferred, disposed of or encumbered any of the Assets in any way, or permitted any third party access to any of the Assets the value of which may be compromised by such access, including in particular the source code to any computer software or any trade secret information included in the Assets, except only in accordance with the terms of the Material Contracts;

     (t) all tax returns and reports of TTR required by law to have been filed have been filed and are substantially true, complete and correct and all taxes and other government charges of any kind whatsoever of TTR have been paid or accrued in the TTR Statements;



     (u)  TTR has not:

          (i) made any election under any applicable tax legislation with respect to the acquisition or disposition of any property at other than fair market value;

          (ii) acquired any property for proceeds greater than the fair market value thereof; or

          (iii) disposed of anything for proceeds less than the fair market value thereof;

     (v) TTR has made all elections required to have been made under any applicable tax legislation in connection with any distributions made by either of them and all such elections were true and correct and filed in the prescribed form and within the prescribed time period;

     (w) adequate provision has been made on the TTR Statements for taxes payable by TTR to the date thereof and there are no agreements, waivers or other arrangements of any kind whatsoever providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax or governmental charge of any kind whatsoever by TTR;

     (x) TTR does not have any contingent tax liabilities of any kind whatsoever, and there are no grounds which would prompt a material reassessment of TTR, including for aggressive treatment of income or expenses in earlier tax returns filed;

     (y) there are no amounts outstanding and unpaid for which TTR has previously claimed a deduction under any applicable tax legislation;

     (z) TTR has made all collections, deductions, remittances and payments of any kind whatsoever and filed all reports and returns required by it to be made or filed under the provisions of all applicable statutes requiring the making of collections, deductions, remittances or payments of any kind whatsoever in those jurisdictions in which TTR carries on business;

     (aa) to the best of its knowledge there are no actions, suits, judgements, investigations or proceedings of any kind whatsoever outstanding, pending or threatened against or affecting TTR, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau or agency of any kind whatsoever and, to the best of its knowledge, there is no basis therefor;

     (bb) the execution and delivery of this Agreement, the performance of their respective obligations under this Agreement and the Completion will not:

          (i) conflict with, or result in the breach of or the acceleration of any indebtedness under, or constitute default under, any of the constating documents of TTR or, to the best of its knowledge, any of the terms of any indenture, mortgage, agreement, lease, licence or other instrument of any kind whatsoever to which any of the TTR Group is a party or by which any of them is bound, or any judgement or order of any kind whatsoever of any court or administrative body of any kind whatsoever by which any of them is bound; nor

          (ii) to the best of its knowledge, result in the violation of any law or regulation of any kind whatsoever by any of TTR Group; and

     (cc) to the best of his knowledge, TTR is not in material breach of any applicable law, ordinance, statute, regulation, by-law, order or decree of any kind whatsoever including, without limitation, any applicable securities laws.

4.3 In order to induce eCom to enter into this Agreement and complete its transactions contemplated hereunder, the Shareholder(s) represent and warrants to eCom that:

     (a) the TTR Shares are and will on the Closing Date immediately prior to Completion be validly issued and outstanding fully paid and non-assessable common shares of TTR registered in the name of, and legally and beneficially owned by, the Shareholder, free and clear of all voting restrictions, trade restrictions, liens, claims, charges or encumbrances of any kind whatsoever;

     (b) the Shareholder(s) have good and sufficient power, authority and capacity to enter into this Agreement and complete the transactions contemplated under this Agreement on the terms and conditions set forth herein, and in particular to exchange the TTR Shares to eCom as contemplated herein;

     (c) there are no actions, suits, judgements, investigations or proceedings of any kind whatsoever outstanding, pending or threatened against or affecting the Shareholder at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency of any kind whatsoever which in any way relate to the TTR Shares or could affect the ability of the Shareholder to perform his obligations hereunder and to the best of his knowledge there is no basis therefor;

     (d) so far as the Shareholder(s) is aware, based solely on having made appropriate inquiries of the Managers, each of the representations of the Managers in paragraph 4.2 of this Agreement are correct in all material respects;

     (e) the Shareholder(s) have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the eCom Shares and is able to bear the economic risk of loss of the Shareholder's entire investment;

     (f) eCom has provided to the Shareholder(s) the opportunity to ask questions and receive answers concerning the terms and conditions of the issuance of the eCom Shares and the Shareholder has had access to such information concerning eCom as he has considered necessary or appropriate in connection with the investment decision to acquire the eCom Shares;

     (g) the Shareholder(s) are acquiring the eCom Shares for his their accounts, for investment purposes only and not with a view to any resale, distribution or other disposition of the eCom Shares in violation of the United States securities laws;

     (h) the Shareholder(s) have not agreed to acquire the eCom Shares as a result of any form of general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising; and


----------------------------------------------------------

4.4  The Shareholder(s) acknowledges and agrees that:

     (a) the eCom Shares have not been registered under the United States Securities Act of 1933 (the "Securities Act") or the securities laws of any state of the United States or other jurisdiction and that the exchange contemplated hereby is being made in reliance on the Shareholder's representations and warranties regarding the circumstances required for an exemption from such registration requirements; however, eCom has made a commitment to the Shareholder(s) to register such shares with the SEC.

     (b) the issuance of the eCom Shares has not been approved or disapproved by the United States Securities and Exchange Commission, any state securities agency, or any foreign securities agency;

     (c) if the Shareholder decides to offer, sell or otherwise transfer any of the eCom Shares, he will not offer, sell or otherwise transfer any of the eCom Shares directly or indirectly, unless:

          (i)  the sale is to eCom;

          (ii) the sale is made pursuant to a valid registration or an exemption from the registration requirements under the Securities Act provided by Rule 144 thereunder and in accordance with any applicable state securities or "Blue Sky" laws; or

          (iii) the eCom Shares are sold in a transaction that does not require registration under the Securities Act or any applicable state laws and regulations governing the offer and sale of securities, and he has prior to such sale furnished to eCom an opinion of counsel reasonably satisfactory to eCom.

4.5 The Shareholder consents to eCom making a notation on its records or giving instructions to any transfer agent of eCom in order to implement the restrictions on transfer set forth and described herein, until such time that the shares have been registered with the SEC.

4.6 The Shareholder acknowledges and accepts that there may be material tax consequences to a shareholder in respect of an acquisition or disposition of the eCom Shares, and that eCom gives no opinion and makes no representation with respect to the tax consequences to the Shareholder under United States, state, local or foreign tax law in respect of the Shareholder's acquisition or disposition of the eCom Shares.

4.7 In order to induce the TTR Group to enter into this Agreement and complete its transactions contemplated hereunder, eCom represents and warrants to the TTR Group that:

     (a) ECom was and remains duly incorporated and validly existing under the laws of the State of Nevada, and eCom is in good standing with respect to all filings required by the Nevada Secretary of State;

     (b) the authorized capital of eCom consists of 85,000,000 shares, consisting of 80,000,000 common shares with a par value of $0.001 per share and 5,000,000 preference shares with a par value of $0.001 per share, of which 22,974,190 common shares (the "Outstanding Shares") and no preferred shares were validly authorized, created, allotted, issued and outstanding as fully paid and non-assessable shares as of the Effective Date and 4,800,000 common shares (the "Reserved Shares") were reserved for issuance as of the Effective Date;

     (c) other than as contemplated in this Agreement, no further "securities" as described in the "Act") of eCom will be issued after the Effective Date, and there are no commitments, plans or arrangements of any kind whatsoever to issue any securities of eCom, nor are there any outstanding options, warrants, convertible securities or other rights of any kind whatsoever calling for the issuance of any of the unissued shares of eCom;

     (d) the eCom Shares to be issued on Completion will be, when issued, validly issued as fully paid and non-assessable and registered in the name of the Shareholder(s);

     (e) eCom has good and sufficient power, authority and capacity to enter into this Agreement and complete its transactions contemplated under this Agreement on the terms and conditions set forth herein;

     (f)  the common shares of eCom are currently quoted on the OTC
          Bulletin Board;

     (g) eCom is in material compliance with all applicable laws including, without limitation, all applicable U.S. securities laws;

     (h) the constating documents of eCom have not been altered since the incorporation of eCom;

     (i) there has been no material adverse change to the financial position of eCom since 30 June 2001, as set forth in the reviewed financial statements of eCom as of that date, which financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent bass with prior periods and which are attached as Schedule G to this Agreement (the "eCom Statement");

     (j) the eCom Statements disclose all material financial transactions of eCom since its date of incorporation and such transactions have been fairly and accurately recorded;

     (k) to the best of its knowledge, any accounts receivable eCom shown in the eCom Statements are bona fide, good and collectible without setoff or counterclaim;

     (l) eCom does not have any property or assets except those listed on its financial statements;

     (m) eCom has not disposed of any property or assets except those listed in Schedule I to this Agreement;

     (n) all of the bank accounts and safety deposit boxes of eCom are listed on Schedule C to this Agreement;

     (o) there are no material financial liabilities of eCom, whether primary, secondary, direct, indirect, absolute, contingent or otherwise, under or in respect of any contract, agreement, arrangement, commitment or undertaking which are not disclosed or reflected in the ECom Statements except for liabilities arising in the ordinary course since the date thereof;

     (p) eCom has not entered into any indenture, mortgage, agreement, lease, license or other instrument of any kind whatsoever relating to any indebtedness;

     (q) eCom has not entered into and is not currently a party to any material contracts except those listed in Schedule J to this Agreement, and all such contracts are valid and enforceable and eCom is not in default thereunder and, to the best of its knowledge, the other parties thereto are not in material thereunder;



     (r) eCom has not had and does not currently have any employees or any compensation arrangements with any employees, independent consultants or consultants;

     (s) no payments of any kind whatsoever have been made or authorized by eCom directly or indirectly to or on behalf of any of its shareholders, or any of its directors or officers;

     (t) there are no pensions, profit sharing, group insurance or similar plans or other deferred compensation plans of any kind whatsoever effecting eCom;

     (u)  the Directors and Officers of eCom are as follows:

          (i)    Ian Archibald;

          (ii)   Laurie Bird Kitts;

          (iii)  Brian Kitts

     (v) all tax returns and reports of eCom required by law have been filed and are substantially true, complete and correct and all taxes and other government charges of any kind whatsoever of eCom have been paid or accrued in eCom statements;

     (w)  eCom has not:

          (i) made an election under any applicable tax legislation with respect to the acquisition or disposition of any property at other than fair market value; or

          (ii) acquired or disposed of any property at other than fair market value;

     (x) eCom has made all elections required to have been made under any applicable tax legislation in connection with any distributions made by it and all such elections were true and correct and filed in the prescribed time period;

     (y) adequate provisions have been made on the eCom Statements for taxes payable by eCom for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers or other arrangements of any kind whatsoever providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax or governmental charge of any kind whatsoever by eCom;

     (z) eCom does not have any contingent tax liabilities of any kind whatsoever, and there are no grounds which would prompt a re-assessment of eCom, including for aggressive treatment of income or expenses in early tax returns filed;

     (aa) there are no amounts outstanding and paid for which eCom has previously claimed a deduction under any applicable tax legislation;

     (bb) eCom has made all collections, deductions, remittances and payments of any kind whatsoever and filed all reports and returned required to be made or filed under the provisions of all applicable statutes requiring the making of collections, deductions, remittances or payments of any kind whatsoever;

     (cc) there are no actions, suits, judgments, investigations or proceedings of any kind whatsoever outstanding, pending or threatened against or effecting ECom at law or in equity or by any federal, state, municipal or other governmental department, commission, board, bureau or agency of any kind whatsoever and there is no basis therefor;

     (dd) the execution and delivery of this Agreement, the performance of its obligations under this Agreement and the Completion will not:

          (i) conflict with, or result in a breach of, or constitute default under, any of the material contracts or the constating documents of eCom; or

          (ii) to the best of its knowledge, result in the violation of any law or regulation of any kind whatsoever by eCom; and

     (ee) eCom has not incurred any liability for agency, brokerage, referral or finders' fees, commissions or compensation of any kind whatsoever with respect to this Agreement or any transaction contemplated by this Agreement.

4.8 The representations and warranties of eCom contained in this Agreement shall be true at the Time of Closing as though they were made at the Time of Closing, and they shall survive the Completion and remain in full force and effect thereafter for the benefit of the Shareholder.

5.  INDEMNITIES
    -----------

5.1 Notwithstanding the Completion of the transactions contemplated under this Agreement or eCom's Investigation, the representations, warranties and acknowledgements of any of the TTR Group contained in this Agreement or any certificates or documents delivered by any of them pursuant to this Agreement shall survive the Completion and shall continue in full force and effect thereafter for the benefit of eCom If any of the representations, warranties or acknowledgements given by any of the TTR Group is found to be untrue or there is a breach of any covenant or agreement in this Agreement on the part of any of the TTR Group, then the party or parties responsible shall jointly and severally indemnify and save harmless eCom from and against any and all liability, claims, debts, demands, suits, actions, penalties, fines, losses, costs (including legal fees, disbursements and taxes as charged on a lawyer and own client basis), damages and expenses of any kind whatsoever which may be brought or made against eCom by any person, firm or corporation of any kind whatsoever or which may be suffered or incurred by eCom, directly or indirectly, arising out of or as a consequence of any such misrepresentation or breach of warranty, acknowledgement, covenant or agreement. Without in any way limiting the generality of the foregoing, this shall include any loss of any kind whatsoever which may be suffered or incurred by ECom, directly or indirectly, arising out of any material assessment or reassessment levied upon TTR or the Subsidiary for tax, interest and/or penalties relating to any period of business operations up to and including the Closing Date and all claims, demands, costs (including legal fees, disbursements and taxes as charged on a lawyer and own client basis) and expenses of any kind whatsoever in respect of the foregoing.

5.2 Notwithstanding the Completion of the transactions contemplated under this Agreement or the Shareholder's Investigation, the representations, warranties and acknowledgements of eCom contained in this Agreement or any certificates or documents delivered by eCom pursuant to this Agreement shall survive the Completion and shall continue in full force and effect thereafter for the benefit of the Shareholder. If any of the representations, warranties or acknowledgements given by eCom is found to be untrue or there is a breach of any covenant or agreement in this Agreement on the part of eCom, then eCom shall indemnify and save the Shareholder harmless from and against any and all liability, claims, debts, demands, suits, actions, penalties, fines, losses, costs (including legal fees, disbursements and taxes as charged on a lawyer and own client basis), damages and expenses of any kind whatsoever which may be brought or made against the Shareholder by any person, firm or corporation of any kind whatsoever or which may be suffered or incurred by the Shareholder, directly or indirectly, arising out of or as a consequence of any such misrepresentation or breach of warranty, acknowledgement, covenant or agreement. Without in any way limiting the generality of the foregoing, this shall include any loss of any kind whatsoever which may be suffered or incurred by the Shareholder, directly or indirectly, arising out of any material assessment or reassessment levied upon eCom for tax, interest and/or penalties relating to any period of business operations up to and including the Closing Date and all claims, demands, costs (including legal fees, disbursements and taxes as charged on a lawyer and own client basis) and expenses of any kind whatsoever in respect of the foregoing.

6.  CLOSING
    -------

6.1 At the Time of Closing, the TTR Group shall deliver to the attorney for eCom:

     (a) certified true copies of the resolutions of the directors of TTR and the Subsidiary evidencing that the directors of TTR and the Subsidiary have approved this Agreement and all of the transactions of TTR and the Subsidiary contemplated hereunder, specifically referring to:

          (i) the exchange and transfer of the TTR Shares from the Shareholder to eCom as provided for in this Agreement;

          (ii) the cancellation of the share certificates (the "Old Share Certificates") representing the TTR Shares held as set forth in paragraph B of the recitals to this Agreement; and

          (iii) the issuance of a new share certificate (the "New Share Certificate") representing the TTR Shares registered in the name of eCom;

     (b)  the Old Share Certificates;

     (c)  the New Share Certificate;

     (d) all copies and records of all source and object code for all software included in the Assets;

     (e) releases in the form of Schedule K to this Agreement (the "Releases") from each of the Shareholder and the Managers of all claims against TTR or the Subsidiary for outstanding amounts owing by either of TTR or the Subsidiary on account of any loans, bonuses, reimbursements, compensation, fees, royalties, dividends or other consideration whatsoever as at the Closing Date other than for the advances referred to in paragraph 7.2 and for accrued salary since the last regular payday;

     (f)  the TTR Legal Opinion;

     (g) certificates of confirmation from each of the Shareholder, the Managers, TTR and the Subsidiary substantially in the form of Schedule L to this Agreement;

     (h)  the consent of the directors and officers specified in paragraph
          3.6; and

     (i) any other materials that are, in the opinion of the attorneys for eCom, reasonably required to complete the transactions contemplated under this Agreement.

6.2 At the Time of Closing, eCom shall deliver to the attorney for the TTR Shareholder(s):

     (a) certified true copies of the resolutions of the directors and, if shareholder approval is required, of the shareholders of eCom, evidencing that the directors and, as applicable, the shareholders, of eCom have approved this Agreement and all of the transactions of eCom contemplated hereunder, including the issuance of the eCom Shares in exchange for the TTR Shares;

     (b) a share certificate representing the eCom Shares registered in the name of the Shareholder(s) or written confirmation from eCom's stock transfer agent that the Shareholder has been registered as the owner of the eCom Shares, the eCom
          Shares have been allotted and issued and a share certificate representing the eCom Shares registered in the name of the Shareholder will be delivered to the order of the Shareholder as soon as practicable;

     (c)  all minute books, business records, titles and papers of eCom;

     (d) the resignation of the current directors and officers of eCom, effective on Completion, together with a Release from each such director and officer in the form of Schedule K;

     (e)  the eCom Legal Opinion; and

     (f) a certificate of confirmation signed by a director or officer of eCom substantially in the form of Schedule M to this Agreement.


7.  BUSINESS MATTERS
    ----------------

7.1 eCom agrees that it will file a registration statement to effect the qualification and registration under applicable U.S. securities laws of the resale of the eCom Shares and the Company will pay all costs and expenses in connection with the preparation and filing of such registration statement.
 The Shareholder shall be responsible for underwriting and brokerage commissions payable in connection with such sale.

8.  GENERAL
    -------

8.1 Time and each of the terms and conditions of this Agreement shall be of the essence of this Agreement and any waiver by the parties of this paragraph
8.1 or any failure by them to exercise any of their rights under this Agreement shall be limited to the particular instance and shall not extend to any other instance or matter in this Agreement or otherwise affect any of their rights or remedies under this Agreement.

8.2 The Schedules to this Agreement incorporated by reference and the recitals to this Agreement constitute a part of this Agreement.

8.3 This Agreement constitutes the entire Agreement between the parties hereto in respect of the matters referred to herein and there are no representations, warranties, covenants or agreements, expressed or implied, collateral hereto other than as expressly set forth or referred to herein.

8.4 The headings in this Agreement are for reference only and do not constitute terms of the Agreement.

8.5 The provisions contained in this Agreement which, by their terms, require performance by a party to this Agreement subsequent to the Closing Date of this Agreement, shall survive the Closing Date of this Agreement.

8.6 No alteration, amendment, modification or interpretation of this Agreement or any provision of this Agreement shall be valid and binding upon the parties hereto unless such alteration, amendment, modification or interpretation is in written form executed by the parties directly affected by such alteration, amendment, modification or interpretation.

8.7 It is intended that all of the provisions of this Agreement will be fully binding and effective between the parties. If any particular provision or provisions or a part of one or more is held to be invalid, illegal, void, voidable or unenforceable for any reason whatsoever in any jurisdiction, then that particular provision or part of the provision or those provisions will be deemed severed from the remainder of this Agreement. The remainder of this Agreement will not be affected by the severance and will remain in full force and effect.

8.8 Whenever the singular or masculine is used in this Agreement the same shall be deemed to include the plural or the feminine or the body corporate as the context may require.

8.9 The parties hereto shall execute and deliver all such further documents and instruments and do all such acts and things as any party may, either before or after the Closing Date, reasonably require in order to carry out the full intent and meaning of this Agreement.

8.10 Any notice, request, demand and other communication to be given under this Agreement shall be in writing and shall be delivered by hand to the appropriate party at the address as first set out above or to such other addresses or by such other means as may be designated in writing by the parties hereto in the manner provided for in this paragraph, and shall be deemed to have been received on the date of delivery by hand, or if delivered by e-mail or telecopy, then on the date transmission completes.

8.11 This Agreement will endure to the benefit of and be binding on the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

8.12 This Agreement shall be subject to, governed by, and construed in accordance with the laws of the State of Nevada.

8.13 This Agreement may be signed by the parties in as many counterparts as may be deemed necessary, each of which so signed shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have hereunto set their hands and seals as of the Effective Date:

THE CORPORATE SEAL of                 )
eCom Corporation                      )
was hereunto affixed in the presence  )
of its authorized signatory(ies)      )
                                      )
-----------------------------------   )                           c/s
Name:   Ian Archibald                 )
                                      )
--------------------------------------)
Title   President                     )
                                      )
--------------------------------------)
Name:   Laurie Bird Kitts             )
                                      )
--------------------------------------)
Title   Secretary                     )
                                      )
--------------------------------------)


THE CORPORATE SEAL of                 )
TTR HP MOTORSPORT MARINESPORT         )
RACING LLC                            )
was hereunto affixed in the presence  )
of its authorized signatory(ies)      )
                                      )
-----------------------------------   )                           c/s
Name:  Craig D. Cummings              )
                                      )
--------------------------------------)
Title  CEO                            )
                                      )
--------------------------------------)
Name:  Anthony J. Sutera              )
                                      )
--------------------------------------)
Title  President                      )
                                      )
--------------------------------------)

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 78.751 of the Nevada General Corporation Laws provides as follows:
78.751 Indemnification of officers, directors, employees and agents; advance of expenses.

1) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suitor proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him n connection with the defense.

4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders:
(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to act, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion;
or (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot to obtained, by independent legal counsel in a written opinion; or

5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than the directors or officers may be entitled under any contract or otherwise by law.

6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his act or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. (b) Continues for a person who has ceased to be a director, officer, employee or agent and endures to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities
Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities
(other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES



EXHIBIT                           DESCRIPTION
-------                           -----------

2.1*   Stock Purchase Agreement, dated September 5, 2001, by and
       among eCom Corporation and TTR HP Motorsport Marinesport Racing LLC (The Stock Purchase Agreement is furnished as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration
       Statement.)  Upon the request of the Commission, eCom agrees to furnish supplementally to the Commission a copy of any
       disclosure schedules to the Stock Purchase Agreement.
5*     Opinion and Consent of Thomas C. Cook, Esq. regarding
       validity of shares.
23.1*  Consent of Thomas C. Cook, Esq. (included in Exhibit 5).
23.2*  Consent of G. Brad Beckstead, independent accountant
       for eCom Corporation
23.3*  Consent of Brian Clark, independent accountant for
       TTR HP Motorsport Marinesport Racing LLC
24*    Power of Attorney.
99.1*  Form of Proxy to be used by eCom Corporation shareholders.

------------------------------------
* filed herewith

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) (i) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (ii) The registrant undertakes that every prospectus [a] that is filed pursuant to paragraph (b)(i) immediately preceding, or [b] that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Park City, State of Utah, on October 23, 2001.
                                              ECOM CORPORATION
                                              By     /s/ Ian Archibald
                                                --------------------------------
                                                    Ian Archibald
                                                    Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on October 23, 2001 by the following persons in the capacities indicated.



           SIGNATURE                       TITLE
           ---------                       -----

/s/ Ian Archibald                President and Director
------------------------------   (principal executive
    Ian Archibald                officer)

/s/ Ian Archibald                Chief Financial Officer,
------------------------------   Treasurer and principal
    Ian Archibald                financial and accounting
                                 officer)

/s/ Laurie Bird Kitts            Director and
------------------------------   Corporate Secretary
    Laurie Bird Kitts

/s/ Brian Kitts                  Director
------------------------------
    Brian Kitts


*By
/s/ Ian Archibald
------------------------------
    Ian Archibald
    *Attorney-in-Fact

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                 EXHIBIT INDEX
                                       TO
                        FORM S-4 REGISTRATION STATEMENT

                               ------------------

                                ECOM CORPORATION



EXHIBIT                            DESCRIPTION
-------                            -----------
ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES



EXHIBIT                           DESCRIPTION
-------                           -----------

2.1*   Stock Purchase Agreement, dated September 5, 2001, by and
       among eCom Corporation and TTR HP Motorsport Marinesport Racing LLC (The Stock Purchase Agreement is furnished as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration
       Statement.)  Upon the request of the Commission, eCom agrees to furnish supplementally to the Commission a copy of any
       disclosure schedules to the Stock Purchase Agreement.
5*     Opinion and Consent of Thomas C. Cook, Esq. regarding
       validity of shares.
23.1*  Consent of Thomas C. Cook, Esq. (included in Exhibit 5).
23.2*  Consent of G. Brad Beckstead, independent accountant
       for eCom Corporation
23.3*  Consent of Brian Clark, independent accountant for
       TTR HP Motorsport Marinesport Racing LLC
24*    Power of Attorney.
99.1*  Form of Proxy to be used by eCom Corporation shareholders.

------------------------------------
* filed herewith